SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

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[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

COUNTRYWIDE FINANCIAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL
PROPOSAL ONE ELECTION OF DIRECTORS
CORPORATE GOVERNANCE PRACTICES
BOARD MEETINGS AND DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT AND ETHICS COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
PROPOSAL TWO
APPROVAL OF AMENDMENT TO THE COUNTRYWIDE FINANCIAL CORPORATION 2000 EQUITY INCENTIVE PLAN
PROPOSAL THREE APPROVAL OF AMENDMENT TO COUNTRYWIDE FINANCIAL CORPORATION GLOBAL STOCK PLAN
PROPOSAL FOUR APPROVAL OF AMENDMENT TO THE ANNUAL INCENTIVE PLAN
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT AND FORM 10-K
STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A

4500 Park Granada

Calabasas, California 91302

April 25, 2003

Dear Stockholder:

      On behalf of the Board of Directors, I cordially invite you to attend the 2003 Annual Meeting of Stockholders of Countrywide Financial Corporation (the “Company”). The meeting will be held on June 11, 2003 at 10:00 a.m., Pacific Time, in the Learning Center at the Company’s corporate headquarters, located at 4500 Park Granada, Calabasas, California. The formal notice and proxy statement for this meeting are attached to this letter.

      It is important that you vote your shares as soon as possible. If you hold your shares as a stockholder of record, you may vote using one of the following methods:

(i) by telephone,

(ii) via the internet, or

(iii) by mail,

as instructed on the enclosed proxy card, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but voting now will assure that your vote is counted if you are unable to attend.

      If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed vote instruction form. If you plan to attend the Annual Meeting and vote in person, you must obtain a proxy from your broker or nominee and bring that proxy to the Annual Meeting.

      Your vote is important, regardless of the number of shares you own.

      On behalf of the Board of Directors, I thank you for your participation and cooperation.

Sincerely,

ANGELO R. MOZILO
Chairman of the Board

4500 Park Granada

Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2003

To the Stockholders:

      The 2003 Annual Meeting of Stockholders of Countrywide Financial Corporation (the “Company”) will be held in the Learning Center at the Company’s corporate headquarters, located at 4500 Park Granada, Calabasas, California, on June 11, 2003 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof, for the following purposes:

1.	To elect four directors to serve on the Board of Directors for a term expiring at the 2006 Annual Meeting.

2. To amend the Company’s 2000 Equity Incentive Plan.

3. To amend the Company’s Global Stock Plan.

4. To amend the Company’s Annual Incentive Plan.

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

      Only stockholders of record at the close of business on April 15, 2003 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

By Order of the Board of Directors

SANDOR E. SAMUELS
Secretary

Dated: April 25, 2003

      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE COMPANY ENCOURAGES YOU TO VOTE AS SOON AS POSSIBLE USING ONE OF THREE CONVENIENT METHODS: (i) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD; (ii) BY ACCESSING THE INTERNET SITE LISTED ON THE PROXY CARD; OR (iii) BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. BY VOTING YOUR SHARES PROMPTLY, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

4500 Park Granada

Calabasas, California 91302

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2003

GENERAL

      This Proxy Statement is furnished to stockholders of Countrywide Financial Corporation (the “Company”) in connection with the solicitation by its Board of Directors (the “Board”) of proxies to be voted at the 2003 Annual Meeting of Stockholders (the “Meeting”) to be held in the Learning Center at the Company’s corporate headquarters, located at 4500 Park Granada, Calabasas, California, on June 11, 2003 at 10:00 a.m., Pacific Time, and at any adjournment or adjournments thereof. The Company expects to mail its proxy soliciting materials for the Meeting on or about April 29, 2003.

What am I voting on?

      You will be entitled to vote on the following proposals at the Meeting:

•	The election of four (4) directors to serve on the Board for a term expiring at the 2006 Annual Meeting;

•	The amendment of the Company’s 2000 Equity Incentive Plan to increase by 6,250,000 the number of shares of the Company’s common stock, par value $.05 per share (“Common Stock”), that can be issued thereunder;

•	The amendment of the Company’s Global Stock Plan to increase by 1,000,000 the number of shares of the Company’s Common Stock that can be issued thereunder; and

•	The amendment of the Company’s Annual Incentive Plan to increase the maximum amount payable to a participant under the plan for any fiscal year to $8 million.

Who is entitled to vote?

      The Board has set April 15, 2003 as the record date for the Meeting (the “Record Date”). If you were the owner of the Company’s Common Stock at the close of business on the Record Date, you may vote at the Meeting. Each stockholder of record on the Record Date is entitled to notice of, and to vote at, the Meeting and at any adjournment or adjournments thereof. You are entitled to one vote on each proposal for each share of Common Stock you held on the Record Date.

How many shares must be present to hold the meeting?

      On the Record Date, there were 129,621,174 shares of Common Stock outstanding, with each share entitled to one vote. The presence of a majority of the shares entitled to vote constitutes a quorum, which is required in order to hold the Meeting and conduct business. Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voted over the internet or by telephone.

How many votes are required to approve each proposal?

      The election of each director requires the affirmative “FOR” vote of a plurality of the shares present at the Meeting and entitled to vote on the election of such director. Approval of each other proposal requires the affirmative “FOR” vote of a majority of the shares present at the Meeting and entitled to vote on the proposal.

How are votes counted?

      You may either vote for or withhold authority to vote for the election of directors. You may vote for, against, or abstain on the other proposals. If you withhold authority to vote for the election of one or more of the directors nominated for election, no vote will be cast for such nominee(s), but your withheld vote will be counted in determining the presence of a quorum. Abstentions from voting, which may be specified on all matters except the election of directors, will be considered shares present and entitled to vote on a matter and, accordingly, will have the same effect as a vote against a matter. If you hold your shares through a brokerage account or in another nominee form, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. This is called a “broker non-vote.” Broker non-votes are included in the determination of the number of shares present and voting; however, they are not considered entitled to vote on the proposal in question, thereby reducing the number of shares needed to approve the proposal. Broker non-votes are not counted as votes for or against a proposal.

How does the Board recommend that I vote?

      The Board recommends that you vote your shares as follows:

•	FOR the election of four (4) directors to serve on the Board for a term expiring at the 2006 Annual Meeting;

•	FOR the amendment of the Company’s 2000 Equity Incentive Plan to increase by 6,250,000 the number of shares of the Company’s Common Stock that can be issued thereunder;

•	FOR the amendment of the Company’s Global Stock Plan to increase by 1,000,000 the number of shares of the Company’s Common Stock that can be issued thereunder; and

•	FOR the amendment of the Company’s Annual Incentive Plan to increase the maximum amount payable to a participant under the plan for any fiscal year to $8 million.

How do I vote my shares without attending the Meeting?

      If you are a stockholder of record, you may vote by one of the following methods:

(i) by telephone,

(ii) via the internet, or

(iii) by mail,

as instructed on the enclosed proxy card, whether or not you plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but voting now will assure that your vote is counted if you are unable to attend.

      Whether you vote (i) by telephone; (ii) via the internet; (iii) by mail or (iv) at the Meeting, the proxies identified on the back of the enclosed proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If no instructions are marked on the proxy card, the shares will be voted as recommended by the Board in this Proxy Statement.

      If you own your shares through a brokerage account or in another nominee form, please follow the instructions provided on the enclosed vote instruction form.

How do I vote my shares in person at the Meeting?

      If you are a stockholder of record, to vote your shares at the Meeting you should bring the enclosed proxy card or proof of identification. If you own your shares through a brokerage account or in another nominee form, to vote your shares at the Meeting you must obtain a proxy from your broker or nominee and bring that proxy to the Meeting.

      Even if you plan to attend the Meeting, we encourage you to vote by internet, telephone or proxy card so your vote will be counted even if you later decide not to attend the meeting.

What does it mean if I receive more than one proxy card?

      It means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.

May I change my vote?

      Yes. You may revoke your proxy and change your vote before it is taken at the Meeting by (i) delivering a written notice of revocation to the attention of the Corporate Secretary of the Company at its above address; (ii) delivering a duly executed proxy bearing a later date (including proxy by telephone or via the internet) or (iii) attending the Meeting and voting in person. As noted above, if you own your shares through a brokerage account or in another nominee form, you cannot vote in person at the Meeting unless you obtain a proxy from the broker or nominee and bring that proxy to the Meeting.

What does it cost the Company to solicit proxy materials?

      The Company will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the proxy card or vote instruction form. Following the mailing of this Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The Company’s Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen, and the Board has fixed the number of directors at eleven. The Company currently has eleven directors. Directors serve three-year terms, which are staggered to provide for the election of approximately one-third of the Board each year. The terms of the current Class I directors, Jeffrey M. Cunningham, Ben M. Enis, Edwin Heller, and Gwendolyn S. King, will expire at the Meeting. Each of Messrs. Cunningham, Enis and Heller and Ms. King has been nominated for election as a Class I director for a new term that will expire at the annual meeting to be held in 2006.

      Each director will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee. The Board does not anticipate that any nominee will become unavailable.

      The following table contains information regarding the nominees and the other incumbent directors.

			Director
Name	Occupation	Age	Since

Nominees for Election — Term Expiring 2003 (Class I)
Jeffrey M. Cunningham	Chairman of Cunningham Partners, Inc. Boston, MA	50	1998
Ben M. Enis	Chairman of Enis Renewable Energy Systems, LLC Professor Emeritus of Marketing University of Southern California Los Angeles, CA	61	1984
Edwin Heller	Attorney, Of Counsel Fried, Frank, Harris, Shriver & Jacobson New York, NY	73	1993
Gwendolyn S. King	President Podium Prose Washington, D.C.	62	2001
Incumbent Directors — Term Expiring 2004 (Class II)
Henry G. Cisneros	Founder, Chairman and Chief Executive Officer American CityVista San Antonio, TX	55	2001
Robert J. Donato	Executive Vice President, Los Angeles Branch UBS PaineWebber, Inc. Los Angeles, CA	63	1993
Michael E. Dougherty	Co-Founder and Chairman Dougherty Financial Group, LLC Minneapolis, MN	62	1998
Harley W. Snyder	Real Estate Consultant and Private Investor Valparaiso, IN	70	1991
Incumbent Directors — Term Expiring 2005 (Class III)
Angelo R. Mozilo	Chairman of the Board, Chief Executive Officer and President of the Company Calabasas, CA	64	1969

			Director
Name	Occupation	Age	Since

Stanford L. Kurland	Executive Managing Director and Chief Operating Officer of the Company Calabasas, CA	50	1999
Oscar P. Robertson	President, Orchem Corporation, Orpack-Stone Corporation, and OR Document Management Services, LLC Cincinnati, OH	64	2000

      Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999, Chief Executive Officer of the Company since February 1998 and President of the Company since March 2000. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions that he held from the Company’s formation in March 1969. Mr. Mozilo was the 1991-1992 President of the Mortgage Bankers Association of America and currently serves on its Board of Directors. He also serves on the boards of the Harvard Kennedy School Joint Center for Housing Studies and National Housing Endowment. He is a member of the boards of trustees at Fordham and Gonzaga Universities.

      Henry G. Cisneros is, and since August 2000 has been, the founder, Chairman and Chief Executive Officer of American CityVista, a joint venture with KB Home to build homes in metropolitan areas. From January 1997 to August 2000, he was President, Chief Operating Officer and a director of Univision Communications Inc., a Spanish language television network. From 1993 to 1997, he served as Secretary of Housing and Urban Development under President Clinton and, from 1981 to 1989, he served as Mayor of the City of San Antonio, Texas. Mr. Cisneros is currently a member of the Board of Directors of American CityVista, New America Alliance, The Enterprise Foundation and the San Antonio Hispanic Chamber of Commerce, and he served on the Board of Directors of KB Home from August 2000 through April 2003.

      Jeffrey M. Cunningham has been, since 2001, the Chairman of Cunningham Partners, Inc., a strategic advisor to multinational organizations in the media and technology sectors and, through its subsidiary, Corvida Holdings, Inc., a provider of venture capital services. In 2000 and 2001, he was Managing Director of Schroder Partners, the venture capital arm of the British asset management company, Schroders plc. From November 1998 to April 2000, he was President of the internet media group of CMGI, Inc., an Internet venture capital company. Mr. Cunningham was Group Publisher of Forbes, Inc., publishers of Forbes Magazine, where he was employed from 1980 to 1998. He also serves as a director of Genuity, Inc., an Internet services provider, and Ptek Holdings, Inc., a communications company.

      Robert J. Donato is Executive Vice President, Los Angeles Branch, of UBS PaineWebber, Inc., where he has been employed since October 1997. From January 1997 through September 1997, he was the President of Freedom Advisors, Inc., an investment advisor company. For more than five years prior thereto, Mr. Donato held the position of Executive Vice President, Director of Regional Institutional Sales for PaineWebber, Incorporated. Mr. Donato was a member of the Board of Directors of Countrywide Investments, Inc. (now IndyMac Bancorp, Inc.) from November 1985 through January 1993 and Paine Webber Development Corp. from January 1993 through December 1995. Mr. Donato has also served as a director of the Juvenile Diabetes Research Foundation.

      Michael E. Dougherty is co-founder and Chairman of Dougherty & Co. LLC and Dougherty Financial Group LLC, both of which were formed in 1977. He also controls and operates several asset management, securities and commercial lending businesses, including Galway Bay Investments, Dougherty Management Company, Inc., Segall Bryant & Hamill, Lakeside Investment Partners LLC, The Clifton Group Investment Management Company, Turnstone, LLC and Dougherty Funding LLC. Mr. Dougherty is a member of the Board of Directors of the University of Minnesota Physicians Group, Definity Health Corporation and Allina Hospitals and Clinics, and he currently serves on the Board of Directors of Treasury Bank, N.A., an indirect subsidiary of the Company. Mr. Dougherty was the Chairman of Public Securities Association in 1991 and 1992.

      Ben M. Enis is a marketing consultant and Professor Emeritus of Marketing from the University of Southern California. He retired in 1998 as Professor of Marketing at the University of Southern California, a position he had held since 1982. He is also Chairman of Enis Renewable Energy Systems, LLC and is a director of Protection One Alarm Monitoring, Inc., a company that provides security alarm monitoring services for residential and small business subscribers.

      Edwin Heller is an attorney and has been Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson since October 1996. Prior thereto, Mr. Heller was a partner in that law firm for more than 35 years.

      Gwendolyn S. King has been President of Podium Prose, a speakers bureau and speechwriting service, since its founding in 2000. From 1992 to 1998, Ms. King was Senior Vice President of Corporate and Public Affairs for PECO Energy Company (formerly Philadelphia Electric Company), a diversified utility company. From 1989 to 1992, she served as the eleventh Commissioner of the Social Security Administration. From 1986 to 1988, Ms. King worked for The White House as Deputy Assistant to the President of the United States, Director of Intergovernmental Affairs. She is a member of the Board of Directors of Lockheed Martin Corporation, Pharmacia Corporation, Monsanto Company and Marsh & McLennan Companies. Ms. King also serves as the Principal of the Council for Excellence in Government and is a Trustee of the George Washington University Graduate School of Political Management.

      Stanford L. Kurland has been the Chief Operating Officer of the Company since 1988 and Executive Managing Director since July 2000. From 1989 to July 2000, he was Senior Managing Director. From 1979 to 1989, Mr. Kurland served in a number of other executive positions at the Company, including Chief Financial Officer. Mr. Kurland is also President and Chief Executive Officer, as well as a director, of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc.

      Oscar P. Robertson is the President and Chief Executive Officer of Orchem Corporation, a specialty chemical manufacturer he founded in 1981. He is also the President and Chief Executive Officer of Orpack-Stone Corporation, a corrugated box manufacturer, OR Document Management Services, LLC, a document management provider, and OR Group, Inc., a holding company. Mr. Robertson is also General Partner of Oscar Robertson Media Ventures, a media publications firm. Mr. Robertson serves on the National Advisory Board of the Salvation Army and the Board of Trustees of the Lupus Foundation of America, and he is an honorary spokesperson for the National Kidney Foundation. From 1960 to 1974, Mr. Robertson was a professional basketball player and was inducted into the National Basketball Hall of Fame in 1979.

      Harley W. Snyder is a consultant and private investor in real estate. Mr. Snyder has been the President of S-W Corporation, a land development company, since 1978. He is currently a managing member of Parke & Assoc., LLC, a real estate development company, and a managing partner of Reason Bell Properties, LLC, a commercial property management company. From April 1997 to February 2000, he served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that organization since 1972. Since 1989, he has also served on the Board of Trustees of Valparaiso University and, since October 2001, he has been a director of Porter County Community Foundation. He was a director of Bank One, Merrillville, N.A. from 1990 to 1997 and served on the Board of Trustees of Porter Memorial Hospital from 1989 to 2000.

      The Board recommends that the stockholders vote FOR each of the nominees.

CORPORATE GOVERNANCE PRACTICES

      During the fiscal year ended December 31, 2002 (“Fiscal 12/31/02”), the Board continued to improve and strengthen its general corporate governance practices and ensure the Company’s ongoing compliance with recent legislation. Among the many measures implemented during and subsequent to Fiscal 12/31/02, the Board approved a Code of Business Ethics, and it amended its Corporate Governance Guidelines, as well as the charters governing its Audit and Ethics Committee, Compensation Committee, Finance and Credit Committee, and Nominating and Governance Committee. The Board is comprised of a diverse group of individuals who possess experience in a wide range of fields, including business, government service, home building, law, marketing, real estate, securities and technology. The composition of the Board is reflective of its strong commitment to diversity and director independence.

      Board and Board Committee Independence. Nine of the eleven members of the Board are independent. Mr. Mozilo, the Company’s Chairman and Chief Executive Officer, and Mr. Kurland, the Company’s Executive Managing Director and Chief Operating Officer, are the only Board members who also serve the Company in a management capacity. All of the Board’s committees are comprised entirely of independent directors. There are no interlocking directorships, and none of the Company’s independent directors receives any consulting, advisory, legal or other non-director fees from the Company.

      Board Committee Charters. Each of the Board’s committees has operated under its own written charter for many years. The Board recently amended the charters of the Audit and Ethics Committee, Compensation Committee, Finance and Credit Committee, and Nominating and Governance Committee in order, among other things, to reflect certain current best practices in corporate governance.

      Corporate Governance Guidelines. The Board also recently amended its Corporate Governance Guidelines, which may be found on the Company’s website at www.countrywide.com, to incorporate certain current best practices in corporate governance. These practices include the following:

•	Lead Director — The independent members of the Board select a Lead Director. The Lead Director chairs the executive sessions of the independent directors, consults with the Chairman of the Board concerning the agenda for Board meetings, coordinates the evaluation of the Chairman of the Board and performs such other duties as the independent directors might designate.

•	Executive Sessions — The Company’s independent directors meet at regularly scheduled executive sessions on at least a quarterly basis. The Lead Director presides over these executive sessions, which are attended only by the independent directors.

•	Board Evaluation — The Board has instituted an annual evaluation process that is led by the Nominating and Governance Committee. This evaluation focuses on the role and effectiveness of the Board and its committees, as well as best practices relating to the corporate governance process.

•	Director Education Programs — The Company provides an orientation program for each new director that includes meetings with members of the Company’s management. In addition, the Company is developing a Directors’ Continuing Education Program to provide directors with timely, comprehensive information necessary to keep them informed as to all aspects of the Company’s operations. The Company also requires its directors to attend seminars covering topics that relate to directors of publicly traded companies.

•	Board and Committee Membership — The Board has established, with certain exceptions for existing Board members, a 20-year term limit for Board service and a mandatory retirement age of 75. The Board also encourages the rotation of Committee chairpersons and membership.

•	Access to Management — The Company affords its directors full and unrestricted access to the Company’s management, and it encourages key members of management to attend Board or committee meetings to present information concerning various aspects of the Company, its operations and results.

•	Outside Advisors — The Board vests certain of its committees with the authority to retain outside advisors. The Audit and Ethics Committee has the sole authority to retain and terminate the independent accountants. The Compensation Committee has the sole authority to retain compensation consultants for advice on matters relating to executive compensation. The Nominating and Governance Committee has the sole authority to retain search firms to be used to identify director candidates.

BOARD MEETINGS AND DIRECTOR COMPENSATION

Board and Committee Meetings

      During Fiscal 12/31/02, the Board held ten meetings, five of which were telephonic. The Board maintains Audit and Ethics, Nominating and Governance, Compensation, Strategic Planning, Technology, Finance and Credit, and Community Affairs and Fair Lending Committees, each of which holds separate committee meetings. The specific responsibilities of each committee are summarized below. Each Board member attended 75% or more of the meetings held during Fiscal 12/31/02 by the Board and the committees on which he/she served.

1. The Audit and Ethics Committee’s primary function is to assist the Board in overseeing (i) the financial and other information reporting processes of the Company; (ii) the independent accountant’s selection, qualifications, performance and independence; (iii) the performance of the Company’s internal audit function and the Company’s system of internal controls; and (iv) the Company’s audit, compliance, ethics and accounting processes generally. In carrying out this function, the Audit and Ethics Committee seeks to serve as an independent and objective monitor of the Company’s performance in these areas. The Audit and Ethics Committee consults with and reviews the reports and recommendations of the Company’s independent accountants and reports thereon to the Board, meets with the Company’s internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Dougherty (Chairperson), Cisneros and Donato and Ms. King are members of this Committee, which met seven times during Fiscal 12/31/02.

2. The Nominating Committee merged into the Governance Committee on May 22, 2002 and was subsequently renamed the Nominating and Governance Committee. The Nominating and Governance Committee considers and recommends to the Board proposals to be presented for action by the Company’s stockholders and considers and reviews matters relating to the Company’s proxy materials and the annual meeting of stockholders, including the consideration of nominations to the Board of Directors submitted by stockholders. The Nominating and Governance Committee also establishes the criteria for Board membership, assesses the independence and financial expertise of Board members and reviews and recommends to the Board matters such as corporate governance guidelines, Board and committee organization, structure and operation, tenure of Board members and policies and practices concerning Board and committee evaluations and management succession and development. Ms. King (Chairperson) and Messrs. Dougherty and Heller are members of this Committee, which met six times during Fiscal 12/31/02.

3. The Compensation Committee reviews, recommends and approves changes to the Company’s executive compensation programs and all compensation actions for Angelo R. Mozilo, Stanford L. Kurland and other executive officers of the Company. The employment agreements, and any amendments thereto, of Messrs. Mozilo and Kurland are considered by the Compensation Committee and ultimately recommended by the Committee to the Board. The Compensation Committee also administers the Company’s equity plans and other benefit plans. Messrs. Snyder (Chairperson), Donato, Dougherty and Robertson are members of this Committee, which met eight times during Fiscal 12/31/02.

4. The Strategic Planning Committee examines long range planning objectives facing the Company, assesses strategies that may be used to implement such objectives and analyzes the Company’s role in the general marketplace and the industries in which it operates, as well as other issues relating to the Company’s operations, and it examines and makes recommendations to the Board with respect to proposals concerning mergers, combinations, acquisitions, sales or offers to purchase the Company’s shares or significant assets. Messrs. Heller (Chairperson), Cisneros and Cunningham and Ms. King are members of this Committee, which met five times during Fiscal 12/31/02.

5. The Technology Committee reviews the Company’s progress and role on the Internet, appraises the Company’s technological research and development efforts and monitors the Company’s overall information technology operations. Messrs. Cunningham (Chairperson), Enis, Robertson and Snyder are members of this Committee, which met five times during Fiscal 12/31/02.

6. The Finance and Credit Committee (formerly the Finance Committee) reviews significant policies and proposals of management and makes recommendations to the Board with respect to the Company’s financial condition and long-range financial objectives, the Company’s hedging policies and procedures, debt ratio and other financial coverage ratios, appropriate debt limits, financial projections, liquidity and cash flows, the timing and adequacy of proposed financing vehicles and quarterly dividend declarations. Messrs. Donato (Chairperson), Cunningham, Enis and Snyder are members of this Committee, which met seven times during Fiscal 12/31/02.

7. The Community Affairs and Fair Lending Committee reviews major legislative, judicial and regulatory trends and their anticipated effect on the Company’s operations and makes recommendations to the Board of Directors and/or the Company’s senior management, as appropriate, regarding the Company’s fair lending and community relations initiatives, governmental and industry affairs initiatives and involvement with the Company’s regulators and trade organizations. Messrs. Robertson (Chairperson), Cisneros, Enis and Heller are members of this Committee, which met four times during Fiscal 12/31/02.

Compensation of Directors

      Directors who are Company employees are not paid any fees for serving on the Board.

      Each director who is not an employee of the Company receives an annual fee of $58,500 (payable monthly in arrears for each month during which he/she serves as a director of the Company) for serving on the Board and any of its committees and is entitled to reimbursement for his/her expenses incurred in attending meetings of the Board and its committees. Each such Board member also receives a fee of $950 for each Board meeting attended (excluding telephonic meetings). In addition, the Chairperson of each committee receives $5,000 per year for serving as Chairperson. The Company maintains a plan whereby each director who is not an employee of the Company can elect to defer all or a part of his/her director’s fees until a predetermined date, and the Company agrees to credit interest on the amount deferred. Directors who were first elected to the Board on or after March 24, 1998 and elect to participate in this plan have interest credited to their respective deferred fees at a rate equal to the Moody’s Seasoned Corporate Bond Index. Directors who were serving as members of the Board prior to March 24, 1998 and elect to participate in this plan may, at their option, have interest credited to their respective deferred fees at a rate equal to either (i) the Moody’s Seasoned Corporate Bond Index or (ii) the Company’s after-tax return on weighted average equity based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 100% of the Moody’s Seasoned Corporate Bond Index as of March 19, 2003, and a minimum of 50% and a maximum of 150% of the Moody’s Seasoned Corporate Bond Index prior thereto). Messrs. Cunningham, Donato, Dougherty, Robertson and Snyder and Ms. King deferred fees during Fiscal 12/31/02.

      Each director who is not an employee of the Company is entitled to receive a non-discretionary stock option grant each year. The number of shares subject to the option is determined pursuant to a formula based on earnings per share set out in the applicable stock option plan. These options become exercisable one year after the grant date. On June 3, 2002, each non-employee director serving at that time received a stock option grant of 18,583 shares of the Company’s Common Stock at an exercise price of $48.59 per share, which was the average of the high and low sales prices of the Company’s Common Stock on the New York Stock Exchange on the date of grant. On June 12, 2002, the Company granted to each non-employee director serving at that time 1,000 shares of Common Stock of the Company. These shares, which are subject to transferability restrictions that will lapse over a three year period in approximately equal increments, were issued under the Company’s 2000 Equity Incentive Plan.

      Each director who is not an employee of the Company may elect to participate in the Company’s group health plans consisting of medical and dental benefits (the “Health Plans”). Messrs. Cisneros, Cunningham, Donato and Enis participate in the Health Plans. The annual cost to the Company for each participating director, net of premium payments made by the director, is $9,342.60, $6,976.32, $5,786.40 and $6,672.00, respectively.

      In December 2001, the Board of Directors adopted the Countrywide Financial Corporation Director’s Charitable Award Program (“CAP”), which is designed to recognize the value in supporting worthy, qualified charities and to enhance the Company’s ability to attract and retain directors with outstanding experience and ability. After having served five years as a director of the Company, and upon the earlier of (i) the tenth anniversary of the director’s retirement or (ii) the director’s death, the Company may contribute to a qualified charity selected by such director and approved by the Company $1,000,000 on behalf of such director and $2,000,000 on behalf of the Chairman and Founder, Angelo Mozilo, over a ten-year period. The CAP is funded by life insurance policies on directors, and the program will not result in a material cost to the Company. Directors derive no direct financial benefit from the CAP since all charitable deductions accrue solely to the Company. The Company may terminate the CAP at any time.

Director Emeritus

      Under its Director Emeritus Plan, the Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board after a minimum of three years of service. Each such individual who agrees to provide up to five hours per month of advisory and consulting services to the Company and its subsidiaries, as the Board may determine, and to attend meetings as requested by the Board, may serve as Director Emeritus for life. Further, each Director Emeritus is required to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries throughout his or her term.

      The Company’s Director Emeritus Plan further provides that (i) the stock options granted to the Director Emeritus during his or her tenure as a director continue to vest as provided under the Company’s applicable stock option plans; (ii) the shares of restricted stock granted to a Director Emeritus during his or her tenure as a director continue to vest as provided in the applicable restricted stock agreements; (iii) a Director Emeritus is entitled to participate in the Company’s Health Plans; and (iv) a Director Emeritus, who, upon request by the Board, attends a Board meeting, is entitled to a payment in an amount not less than the then-current per meeting fee payable to non-employee directors of the Company for attending Board meetings plus expenses incurred in connection with such attendance.

      Prior to August 2000, each Director Emeritus received compensation paid on a monthly basis for the life of the individual in an amount based on the number of years of service as a director and the amount of director’s fees paid to him during the last month of service as a director prior to his retirement. In August 2000, the Board adopted a resolution discontinuing payment of this monthly compensation to any person who becomes a Director Emeritus following the date of the adoption of the resolution. The Company, however, continues to make such payments in the amount of $2,246 per month to Jack L. Bruckner, who retired from the Board in July 1994, prior to the adoption of the resolution. In connection with the discontinuation of the monthly compensation, Messrs. Cunningham, Enis, Donato, Dougherty, Heller and Snyder each received at that time a cash payment related to the present value of the lifetime benefits under the plan to which he would otherwise have been entitled had he become a Director Emeritus, except that the payment was based solely on the individual’s years of service as of December 31, 2000 without taking into account any benefits that would have accrued thereafter.

EXECUTIVE OFFICERS

      The executive officers of the Company, as of the date of this Proxy Statement, selected at the annual organizational meeting of the Board of Directors held on June 12, 2002, or subsequently appointed, to serve at the pleasure of the Board of Directors, are as follows:

			Employed
Name	Age	Office	Since

Angelo R. Mozilo	64	Chairman of the Board, Chief Executive Officer and President	1969
Stanford L. Kurland	50	Executive Managing Director and Chief Operating Officer	1979
Thomas H. Boone	48	Senior Managing Director and Chief of Global Processing	1984
Carlos M. Garcia	47	Senior Managing Director, Chief of Banking and Insurance Operations	1984
Thomas Keith McLaughlin	45	Senior Managing Director and Chief Financial Officer	1986
David Sambol	43	Senior Managing Director and Chief of Production	1985
Sandor E. Samuels	50	Senior Managing Director, Chief Legal Officer and Secretary	1990
Eric P. Sieracki	46	Senior Managing Director, Corporate Finance and Treasurer	1988
Laura K. Milleman	42	Managing Director and Chief Accounting Officer	1989

      Angelo R. Mozilo is co-founder of the Company and has been Chairman of the Board of the Company since March 1999, Chief Executive Officer of the Company since February 1998 and President of the Company since March 2000. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company, positions that he held from the Company’s formation in March 1969.

      Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He served the Company in various executive capacities until July 2000, when he was appointed Executive Managing Director and Chief Operating Officer. He also has been a member of the Board of Directors of the Company since September 1999.

      Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988. Since joining the Company, he has served in a number of executive positions, including head of loan administration and portfolio services. In July 2000, he was elected Senior Managing Director and Chief of Global Processing.

      Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director, Chief Accounting Officer in 1990. Since 1990, Mr. Garcia has served in several executive positions, including Chief Financial Officer, and he currently holds the title of Senior Managing Director, Chief of Banking and Insurance Operations of the Company.

      Thomas Keith McLaughlin joined the Company in 1986 as a Financial Analyst. Two years later he was promoted to the position of Vice President and Treasurer of the Company. In November 2001, after serving in several other executive positions at the Company, Mr. McLaughlin was elected Senior Managing Director and Chief Financial Officer of the Company, a position that includes responsibility for Secondary Marketing.

      David Sambol joined the Company in 1985 and became Managing Director, Capital Markets in July 1994. In July 2000, he was elected Senior Managing Director and Chief of Production of the Company.

      Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary of the Company. He was promoted to Managing Director, Legal, General Counsel and Secretary in

May 1991. In July 2001, Mr. Samuels was elected Senior Managing Director, Legal, General Counsel and Secretary of the Company. He currently holds the title of Senior Managing Director, Chief Legal Officer and Secretary of the Company.

      Eric P. Sieracki joined the Company in 1988 as Senior Vice President of Countrywide Asset Management Corporation. In 1989, after holding a variety of executive positions, he was promoted to Executive Vice President, Corporate Finance. He became a Managing Director in 1994 and, in June 2002, he was elected Senior Managing Director, Corporate Finance and Treasurer.

      Laura K. Milleman joined the Company in 1989 as Budget Director. Having served in a number of executive management positions, Ms. Milleman was appointed Executive Vice President and Chief Accounting Officer in July 1999. In June 2002, Ms. Milleman was promoted to Managing Director and Chief Accounting Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Principal Stockholders

      The following table shows, with respect to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock as of December 31, 2002, (i) the number of shares of Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of December 31, 2002).

	Number of	Percent
Name and Address of Beneficial Owner(1)	Shares	of Class

J.P. Morgan Chase & Co.	9,355,808	7.4%
270 Park Avenue
New York, New York 10017

(1)	Based upon Schedules 13G filed with the Securities and Exchange Commission (the “SEC”) for the period ended December 31, 2002.

Stock Ownership of Management

      The following information sets forth the number of shares of the Company’s Common Stock beneficially owned as of January 31, 2003 by each of the Company’s directors, including the nominees for election as directors, the Company’s Chief Executive Officer and President, the four other most highly compensated executive officers (the “named executive officers”) and all directors and executive officers as a group.

	Number of	Number of		Percent of
Name or Number of Persons in Group	Shares Owned	Options(1)	Total	Class(2)

Angelo R. Mozilo	293,947 (3)	2,698,321	2,992,268	2.35%
Henry G. Cisneros	1,000	0	1,000
Jeffrey M. Cunningham	4,000	47,569	51,569
Robert J. Donato	49,109	56,876	105,985
Michael E. Dougherty	14,000	38,117	52,117
Ben M. Enis	46,249	107,719	153,968
Edwin Heller	7,160	47,569	54,729
Gwendolyn S. King	1,000	0	1,000
Stanford L. Kurland	149,765	750,325	900,090
Oscar P. Robertson	2,000	30,000	32,000
Harley W. Snyder	16,895	47,569	64,464
Thomas H. Boone	24,087	321,997	346,084

	Number of	Number of		Percent of
Name or Number of Persons in Group	Shares Owned	Options(1)	Total	Class(2)

Carlos M. Garcia	221,647	332,877	554,524
David Sambol	2,378	179,580	181,958
All directors and executive officers as a group (18 persons)	891,014	5,114,565	6,005,579	4.72%

(1)	Represents shares subject to stock options that were exercisable on or before January 31, 2003 or became exercisable within 60 days of January 31, 2003.

(2)	Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.

(3)	Includes 723 shares owned by Phyllis Mozilo, wife of Mr. Mozilo, as to which Mr. Mozilo disclaims beneficial ownership.

Equity Compensation Plan Information

      The following table shows aggregate information, as of December 31, 2002, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

		(b)	(c)
	(a)		Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under Equity
	Upon Exercise	Exercise Price	Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column(a))(1)

Equity Compensation Plans Approved by Security Holders	16,513,430	$34.4968	3,614,640
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	16,513,430	$34.4968	3,614,640

(1)	The Company’s 2000 Equity Incentive Plan also provides for awards of Restricted Stock. Of the securities available for issuance under this plan as of December 31, 2002, 963,935 shares of the Company’s Common Stock were available for issuance in the form of Restricted Stock. (See “PROPOSAL TWO — APPROVAL OF AMENDMENT TO THE COUNTRYWIDE FINANCIAL CORPORATION 2000 EQUITY INCENTIVE PLAN.”)

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities in respect of the years indicated.

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
					Awards Stock
	Period Under			Other Annual	Option	All Other
Name and Principal Position	Report(1)	Salary(2)	Bonus(3)	Compensation(4)	Shares(5)	Compensation(6)

Angelo R. Mozilo	Fiscal 12/31/02	$2,041,667	$7,763,976	$57,376	350,000	$478,833
Chairman of the Board, President	Fiscal 12/31/01	1,458,333	4,653,601	39,913	1,000,000	530,455
and Chief Executive Officer	Fiscal 02/28/01	1,650,000	3,756,377	100,000	500,000	470,227
Stanford L. Kurland	Fiscal 12/31/02	1,000,642	3,331,040	31,505	250,000	91,733
Executive Managing Director and	Fiscal 12/31/01	766,420	2,368,200	29,125	200,000	109,942
Chief Operating Officer	Fiscal 02/28/01	840,000	1,150,000	0	150,000	103,653
David Sambol	Fiscal 12/31/02	640,292	2,220,693	6,051	125,000	29,933
Senior Managing Director and	Fiscal 12/31/01	490,417	1,578,800	5,350	75,000	38,526
Chief of Production	Fiscal 02/28/01	512,500	1,150,000	0	141,250	32,508
Carlos M. Garcia	Fiscal 12/31/02	497,220	1,086,823	4,734	50,000	38,774
Senior Managing Director, Chief of	Fiscal 12/31/01	388,544	725,000	3,989	50,000	47,746
Banking and Insurance Operations	Fiscal 02/28/01	430,562	550,000	0	62,500	42,581
Thomas H. Boone	Fiscal 12/31/02	486,573	810,427	8,787	50,000	66,127
Senior Managing Director and	Fiscal 12/31/01	379,181	625,000	6,271	50,000	42,575
Chief of Global Processing	Fiscal 02/28/01	420,187	500,005	0	62,500	40,210

(1)	All amounts shown for the fiscal year ended February 28, 2001 (“Fiscal 02/28/01”) represent compensation earned in Fiscal 02/28/01. Amounts shown for the ten months ended December 31, 2001 (“Fiscal 12/31/01”) represent the compensation earned in Fiscal 12/31/01. Amounts shown for Fiscal 12/31/02 represent the compensation earned in Fiscal 12/31/02.

(2)	Amounts shown for the indicated period have not been reduced by amounts deferred at the election of the named executive officers pursuant to the Company’s 401(k) plan and the Countrywide Financial Corporation Deferred Compensation Plan.

(3)	Amounts shown represent the dollar value of the bonuses earned by the named executive officers during the indicated period, whether or not paid in such period, and have not been reduced by amounts deferred at the election of the named executive officers pursuant to the Countrywide Financial Corporation Deferred Compensation Plan.

(4)	Amounts shown represent the portion of interest accrued on the accounts of the named executive officers with respect to deferred compensation that exceeds 120% of the applicable federal rate.

(5)	Amounts shown represent the number of option shares granted during the applicable period.

(6)	Amounts shown for Fiscal 12/31/02 consist of the following: (i) Mr. Mozilo: Company contribution to 401(k) Plan — $5,500; Company contribution to deferred compensation account — $262,500; Company paid life insurance premiums — $188,733; Company paid tax and investment advice — $22,100; (ii) Mr. Kurland: Company contribution to 401(k) Plan — $5,500; Company contribution to deferred compensation account — $70,912; Company paid tax and investment advice — $15,321; (iii) Mr. Sambol: Company contribution to 401(k) Plan — $5,500; Company contribution to deferred compensation account — $15,125; Company paid tax and investment advice — $9,308; (iv) Mr. Garcia: Company contribution to 401(k) Plan — $5,500; Company contribution to deferred compensation account — $23,966; Company paid tax and investment advice — $9,308; and (v) Mr. Boone: Company contribution to 401(k) Plan — $5,500; Company contribution to deferred compensation account — $26,680; Company paid life insurance premiums — $33,947.

      The following table sets forth information on the stock options granted to the named executive officers in Fiscal 12/31/02.

Stock Option Grants in Fiscal 12/31/02

		Individual Grants
	Number of
	Securities	% of Total
	Underlying	Options Granted	Exercise
	Options	to Employees in	Price	Expiration	Grant Date
Name	Granted(1)	Fiscal 12/31/02	($/Share)(2)	Date	Present Value(3)

Angelo R. Mozilo	164,500	4.5682%	$38.3800	2/12/2012	$1,868,358
	185,500	5.1513%	43.5550	3/19/2012	2,472,937
Stanford L. Kurland	94,000	2.6104%	38.3800	2/12/2012	1,067,633
	156,000	4.3321%	43.5550	3/19/2012	2,079,667
David Sambol	35,250	0.9789%	38.3800	2/12/2012	400,362
	89,750	2.4924%	43.5550	3/19/2012	1,196,475
Carlos M. Garcia	23,500	0.6526%	38.3800	2/12/2012	266,908
	26,500	0.7359%	43.5550	3/19/2012	353,276
Thomas H. Boone	23,500	0.6526%	38.3800	2/12/2012	266,908
	26,500	0.7359%	43.5550	3/19/2012	353,276

(1)	All options become exercisable at the rate of approximately 33.3% on each of the first, second and third anniversaries of the grant date, except in the event of a “Change of Control” as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable.

(2)	The exercise price is not less than the market value of the Common Stock on the date of grant.

(3)	The present value of the options as of their grant dates was calculated using the Black-Scholes single option model. The assumptions used in the model are: expected volatility of 33%; risk-free rate of return (approximately equal to the five-year Treasury rate at the grant date) of 3.921% and 4.357% for February 12, 2002 and March 19, 2002 grants respectively; dividend yield of 1.036% and 0.916% for February 12, 2002 and March 19, 2002 grants respectively; and an expected life of 4.16 years. No discounting was done to account for non-transferability or vesting. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

      The following table sets forth information on stock option exercises by named executive officers during Fiscal 12/31/02 and outstanding options and their value at December 31, 2002. Value is calculated as the excess of the fair market value of the Common Stock over the exercise price of the options at the exercise date or December 31, 2002, as applicable.

Option Exercises and Fiscal 12/31/02 Option Values

			Number of		Value of Unexercised
	Number of		Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2002		December 31, 2002
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Angelo R. Mozilo	329,731	$10,420,372	2,646,653	1,183,366	$71,551,499	$16,235,237
Stanford L. Kurland	320,284	9,700,270	696,991	458,348	11,859,421	5,908,047
David Sambol	50,000	1,397,535	137,913	227,087	1,812,782	2,833,209
Carlos M. Garcia	31,501	1,107,951	316,209	110,421	7,257,828	1,541,733
Thomas H. Boone	34,674	1,185,180	305,329	110,421	7,114,266	1,541,733

Pension Plan

      The following table illustrates annual pension benefits under the Company’s Defined Benefit Pension Plan (the “Pension Plan”), assuming the participants retired in 2002 at age 65, payable in the form of a life annuity under various levels of base compensation and years of credited service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

Pension Plan Table

	Years of Service

Remuneration(1)	10	15	20	25	30	35

Up to $2,400,000	23,430	38,090	53,490	65,460	76,560	90,800

(1)	Under the Internal Revenue Code of 1986, as amended (the “Tax Code”), commencing January 1, 2002, annual compensation in excess of $200,000 is not taken into account when calculating benefits under the Pension Plan. Accordingly, because all named executive officers receive a base salary in excess of $200,000, benefits payable to the named executive officers under the Pension Plan only vary based on years of credited service.

      The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $200,000 limitation under the Tax Code. Benefits are 100% vested after five years of service. Certain provisions in the Pension Plan become effective upon a Change in Control (as defined in the Pension Plan). These provisions prevent the Pension Plan from being amended in a way that would negatively impact participants and allow a participant to become fully vested if terminated for reasons other than Cause (as defined in the Pension Plan) within two years following a Change in Control. The years of credited service under the Pension Plan for the named executive officers are: Angelo R. Mozilo, 34; Stanford L. Kurland, 23; David Sambol, 17; Carlos M. Garcia, 18; and Thomas H. Boone, 18.

      The Company has adopted a Supplemental Executive Retirement Plan (the “SERP”), effective in the fiscal year ended February 28, 1995, designed to provide certain executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the ten years preceding retirement. In January 1999, the Compensation Committee approved an amendment to reduce the maximum benefit amount to 33.3% of such average annual salary for new participants. Benefits under the SERP are paid for fifteen years and are reduced by benefits the participant receives from (i) payments under the Pension Plan; (ii) the Company’s contributions to the participant’s deferred compensation account; and (iii) pensions of a defined benefit nature from other employers. The estimated annual benefit under the SERP for Messrs. Kurland, Sambol, Garcia and Boone (assuming retirement at age 65 and based on the five-year average salary of each as of December 31, 2002) would be $555,750, $677,542, $280,388 and $184,711, respectively.

      The SERP provides for a lump sum payment to a participant, including a named executive officer, in the event of a participant’s death or a change in control. The lump sum payment is to be made within 60 days after the change in control or receipt by the Compensation Committee of notice of the participant’s death, as the case may be. In such case, the amount paid under the SERP is to be determined, as a present value, as if employment had terminated on the date of death or the date of the change in control, as applicable, and payments had commenced on the participant’s 65th birthday.

      As part of Mr. Mozilo’s employment agreement with the Company, the Company agreed to provide Mr. Mozilo an enhanced retirement benefit under the SERP (the “SERP Agreement”), see “EXECUTIVE COMPENSATION — Employment Agreements” and “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.” The SERP Agreement is generally governed by the terms of the SERP, with the following exceptions. In all cases other than following termination of Mr. Mozilo’s employment by the Company for cause, the SERP Agreement is designed to provide Mr. Mozilo with annual retirement income equal to 60% of the average of his three highest fiscal years of combined annual base salary and annual bonus during the ten fiscal years preceding his termination of employment with the Company but not to exceed $3,000,000 per year, less the offsets described above in the discussion of the SERP. In the event that Mr. Mozilo’s employment is terminated for cause, he will not be entitled to the SERP Agreement and his benefit will be governed by the terms of the SERP. The estimated lifetime annual benefit under the SERP Agreement for Mr. Mozilo (assuming retirement at age 67, base salary at the levels provided under his employment agreement and continuation of bonuses at the current level) will be $2,124,039.

Employment Agreements

      The Company has entered into employment agreements with Messrs. Mozilo, Kurland, Boone, Garcia, and Sambol that provide for certain compensation, death, disability and termination benefits.

      Effective as of March 1, 2001, the Company entered into an employment agreement with Mr. Mozilo (the “Mozilo Agreement”). The annual cash bonus provisions of the Mozilo Agreement were amended and approved by the Company’s stockholders at the 2002 annual meeting.

      The Mozilo Agreement provides for a fixed employment term commencing as of March 1, 2001 and ending on February 28, 2006, unless earlier terminated in accordance with its terms. Upon expiration of such term, or Mr. Mozilo’s earlier termination by the Company without cause or by Mr. Mozilo for Good Reason (as such term is defined in the Mozilo Agreement), the Mozilo Agreement provides that Mr. Mozilo will enter into a five year consulting agreement with the Company that, during its term, shall provide to Mr. Mozilo payment of an annual consulting fee of $400,000, office space, secretarial support, use of a private plane for Company business purposes for up to 100 hours per year, the continuation of financial planning services and payment of Mr. Mozilo’s country club dues. Mr. Mozilo has agreed to serve as a director of the Company during the term of the consulting agreement and prior to a change in control. Following a change in control or failure by the Company to honor its obligations under the consulting agreement, Mr. Mozilo may terminate the consulting agreement. If Mr. Mozilo terminates the consulting agreement by reason of the Company’s failure to honor its obligations thereunder, in addition to the acceleration of his options described below, Mr. Mozilo shall immediately become entitled to the full amount of the consulting fees and the fair market value of the benefits (other than the use of the private plane) that otherwise would have been provided during the remainder of the five year consulting term. Pursuant to the Mozilo Agreement, Mr. Mozilo received a base salary of $2,041,667 in Fiscal 12/31/02. In each fiscal year thereafter, Mr. Mozilo’s base salary is to be increased by an amount not less than $200,000, as determined by the Compensation Committee. The Mozilo Agreement currently provides for additional incentive compensation in each year during the term thereof in the form of an annual cash bonus pursuant to a formula that multiplies the previous bonus by the ratio of the current year’s earnings per share over those of the year in which such previous bonus was paid. Mr. Mozilo is also entitled to an option to purchase not fewer than 350,000 shares of the Company’s Common Stock as determined by the Compensation Committee. The Mozilo Agreement provides that all options granted to Mr. Mozilo pursuant to its terms shall vest in full in the event of a change in control (whether during the term of his employment or consulting agreement) or termination of Mr. Mozilo’s employment by reason of death or disability or by Mr. Mozilo for Good Reason or by the Company without cause. Similarly, Mr. Mozilo’s consulting agreement provides that all options granted pursuant to the Mozilo Agreement shall vest by reason of his death or disability during its term or upon termination of the consulting agreement by Mr. Mozilo by reason of the Company’s failure to honor its obligations thereunder. The Mozilo Agreement further provides that, following the events triggering accelerated vesting thereunder or Mr. Mozilo’s retirement at the end of the term, he will be entitled to exercise such options to the extent vested for the remainder of their ten-year term. In addition, the Mozilo Agreement provides Mr. Mozilo and his wife with lifetime medical insurance following termination of his employment other than by the Company for cause. The Mozilo Agreement also provides Mr. Mozilo a supplemental retirement benefit in lieu of his prior benefit under the Company’s SERP. For a more complete description of Mr. Mozilo’s supplemental retirement benefit, see “EXECUTIVE COMPENSATION — Pension Plan.”

      The employment agreements with Stanford L. Kurland, Executive Managing Director and Chief Operating Officer of the Company (the “Kurland Agreement”), and David Sambol, Senior Managing Director and Chief of Production of the Company (the “Sambol Agreement”), became effective March 1, 2003 and provide for services through December 31, 2007. Pursuant to Mr. Kurland’s previous employment agreement, which expired on February 28, 2003, and based on the recommendation of Mr. Mozilo, Mr. Kurland received a base salary of $1,000,642 in Fiscal 12/31/02. Pursuant to Mr. Sambol’s previous employment agreement, which expired on February 28, 2003, Mr. Sambol received a base salary of $640,292 in Fiscal 12/31/02.

      Pursuant to the Kurland Agreement and the Sambol Agreement, Mr. Kurland and Mr. Sambol receive base salaries at the annual rates of $1,140,000 and $750,000, respectively, commencing as of March 1, 2003. In each fiscal year thereafter during the term of the Kurland Agreement and the Sambol Agreement, the base salaries of Mr. Kurland and Mr. Sambol are to be increased by an amount determined by the Compensation Committee based on the recommendation of Mr. Mozilo or the then current Chairman of the Company, in the case of Mr. Kurland, or the then current Chief Executive Officer or Chief Operating Officer, in the case of Mr. Sambol. Base salary that would not be deductible to the Company will be deferred until such time as Mr. Kurland or Mr. Sambol, as the case may be, is no longer employed by the Company. The Kurland Agreement and the Sambol Agreement provide for incentive compensation for each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan, which was re-approved by the Company’s stockholders at the 2001 annual meeting. See “EXECUTIVE COMPENSATION — Annual Incentive Plan.” In addition, the Kurland Agreement and the Sambol Agreement provide for additional incentive compensation in the form of grants of stock options, restricted stock or such other form as the Compensation Committee determines in respect of each fiscal year during the terms thereof. Such additional compensation takes into account the performance of Mr. Kurland or Mr. Sambol and the Company for the relevant fiscal year and the competitive practices then prevailing in order to position the total compensation of Mr. Kurland at approximately the 75th percentile of comparable positions within comparable companies and Mr. Sambol at approximately two-thirds of the 75th percentile of Chief Operating Officer positions within comparable companies. The Kurland Agreement and the Sambol Agreement each provides that all options granted to Mr. Kurland and Mr. Sambol, respectively, shall vest in full in the event of a change in control or termination of such officer’s employment by reason of death or disability.

      The Mozilo Agreement, the Kurland Agreement and the Sambol Agreement each provides that following a change in control, where the Company terminates the officer’s employment without cause or the officer terminates his employment for Good Reason (including a termination for any reason within two years after a change in control in the case of Mr. Mozilo or a termination for any reason after a change in control during the term of the Kurland Agreement or the Sambol Agreement in the case of Mr. Kurland or Mr. Sambol, as applicable), the officer shall receive a cash severance payment in lieu of any further salary and cash incentive compensation for periods subsequent to such termination equal to three times the sum of (i) the officer’s annual base salary as of the date of such termination and (ii) the greater of (x) the average of the officer’s aggregate bonus and/or cash incentive award for each of the two fiscal years preceding the fiscal year of such termination and (y) the bonus and/or incentive award paid to the officer for the fiscal year immediately preceding the date of the change in control. The Company is also required to afford the officer and each of his dependents and beneficiaries, for a period of up to three years, certain other benefits provided to the officer and such other persons prior to the officer’s termination.

      The Company entered into new employment agreements with Senior Managing Directors Thomas H. Boone and Carlos M. Garcia, effective as of March 1, 2003 (the “Senior Managing Director Agreements”), each of which provides for the services of the individual through December 31, 2005. Pursuant to their previous employment agreements, which expired on February 28, 2003, Mr. Boone and Mr. Garcia received base salaries of $486,573 and $497,220, respectively, in Fiscal 12/31/02. Pursuant to the Senior Managing Director Agreements, Mr. Boone and Mr. Garcia receive base salaries at the annual rate of $500,000 and $510,000, respectively. In addition, the Senior Managing Director Agreements provide for incentive compensation, in respect of each fiscal year ending during the term thereof, in the form of an annual cash bonus as determined in accordance with a bonus plan approved by the Compensation Committee. The Senior Managing Director Agreements also provide for additional incentive compensation in respect of each fiscal year in the form of stock options, restricted stock or such other form of compensation as the Compensation

Committee shall determine, taking into account the individual performance of Mr. Boone and Mr. Garcia, as applicable, for the relevant fiscal year and the competitive practices then prevailing.

      Each of the Senior Managing Director Agreements provides for a severance payment in the event the officer is terminated following a change in control (as defined in each of the agreements) in an amount equal to three times the sum of (i) the officer’s annual base salary and (ii) the total amount of cash incentive compensation in respect of the fiscal year immediately preceding the termination date (as defined in each of the agreements). In addition, all stock options held by the officer on the termination date shall become immediately exercisable and the Company shall continue to provide certain benefits for three years following the termination date.

      The Kurland Agreement, the Sambol Agreement and the Senior Managing Director Agreements all provide that, in the event of the respective officer’s termination by the Company without cause, such officer shall continue to receive his annual base salary and benefits in effect at the date of termination until the later of twenty-four months from the date of termination and December 31, 2005 (the “Severance Period”) and receive (i) in respect of each fiscal year ending during the Severance Period, an amount equal to the cash incentive compensation paid or payable to the officer for the fiscal year immediately preceding the fiscal year in which the termination date occurs (the “Bonus Rate”), plus (ii) in respect of any portion of the Severance Period ending on a day other than the last day of a fiscal year, the Bonus Rate calculated on a pro rata basis. The Kurland Agreement and Sambol Agreement further provide that, upon a termination without cause, all stock options and other equity incentive compensation held by each officer shall vest upon such termination.

      The Mozilo Agreement, the Kurland Agreement, the Sambol Agreement and the Senior Managing Director Agreements provide that, in the event of disability, the officer shall receive annual compensation in an amount equal to (i) 50% of the officer’s then current salary, minus (ii) the amount of any cash payments to the officer under the terms of the Company’s disability insurance or other disability benefit plans or the Company’s Pension Plan and any compensation the officer may receive pursuant to any other employment. These payments are to be made until the earlier of the officer’s death or five years from the date of the disability. The Company is also required to afford the officer and each of his dependents and beneficiaries during the disability period certain other benefits provided to the officer and such other persons immediately prior to the officer’s disability. Under each of these agreements, in the event of the officer’s death during the term of his employment, the Company is required to pay to his beneficiary an amount equal to his salary for 12 months following the date of death and to provide to such beneficiary certain other benefits provided to the officer and his dependents and beneficiaries immediately prior to the officer’s death.

      The Mozilo Agreement, the Kurland Agreement, the Sambol Agreement and the Senior Managing Director Agreements further provide the respective officer with a gross-up payment intended to make the officer whole, on an after-tax basis, for any payments made thereunder that become subject to excise taxes that may be payable in the event of a change in control. These agreements also provide for certain benefits in the event of termination without cause or if the officer terminates his employment under specified conditions.

Annual Incentive Plan

      The Company has in place an Annual Incentive Plan that was re-approved by the Company’s stockholders at the 2001 annual meeting. The purposes of the Annual Incentive Plan are to promote the profitability of the Company, provide officers an opportunity to receive incentive compensation depending upon that profitability and to attract, retain and motivate such individuals. Executive officers of the Company selected by the Compensation Committee of the Board are eligible for awards under the Annual Incentive Plan. During Fiscal 12/31/02, Mr. Kurland and Mr. Sambol were the only participating executive officers under the Annual Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

      The Company’s executive compensation programs are designed to support the Company’s business objectives. It is the belief of the Compensation Committee that these objectives can be best supported by attracting, retaining and motivating high-caliber executives. Paying for performance by linking compensation to achievement of established goals and objectives fosters profitable growth and increases stockholder value.

      The Compensation Committee is made up entirely of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of section 162(m) of the Tax Code. In addition, each director is independent of the Company and its management, as defined by the Sarbanes-Oxley Act of 2002, the rules promulgated by the Securities and Exchange Commission and the New York Stock Exchange listing standards. The Compensation Committee oversees the Company’s compensation programs. It reviews and recommends the compensation of Angelo R. Mozilo and Stanford L. Kurland (subject to the approval of the other non-employee directors of the Board) and reviews and recommends compensation of other executive officers of the Company.

      The Compensation Committee uses resources within the Company and, periodically, independent compensation consultants, to assess the competitiveness of the Company’s executive compensation arrangements.

      The Compensation programs consist of three main components (i) base salary; (ii) cash incentive compensation; and (iii) equity compensation. Base salary is governed by the terms of individual employment agreements, individual performance, market data and promotions. Cash incentive compensation is a potential cash award based on the Company’s overall performance, the employee’s individual performance and, in some cases, individual business unit performance. Stock options and restricted stock are intended to provide a significant incentive to contribute to the long-term growth of the Company from the perspective of an owner with an equity stake in the business. It is the intention of the Compensation Committee to pay senior executives at or near the highest quartile as compared to other leading diversified financial services companies in order to ensure the continued efforts of superior quality people.

Employment Agreement for Chairman, Chief Executive Officer and President

      The Mozilo Agreement was developed by the Compensation Committee after analysis of salary and incentive compensation paid to top executives across a wide range of organizations, including financial, industrial and service companies, as well as key mortgage banking related organizations. The Compensation Committee believes that Mr. Mozilo, as a co-founder and Chairman, Chief Executive Officer and President of the Company, has played and continues to play a major and unique role in the development and continued success of the Company. The Compensation Committee was assisted in its development of the Mozilo Agreement by a compensation consulting firm, which advised the Committee that the compensation arrangements for Mr. Mozilo are reasonable. For a description of the terms of the Mozilo Agreement, see “EXECUTIVE COMPENSATION — Employment Agreements” and “EXECUTIVE COMPENSATION — Pension Plan.”

      In light of Mr. Mozilo’s importance to the success and well-being of the Company, the Compensation Committee considered it to be in the best interest of the Company to enter into a fixed-term employment contract with Mr. Mozilo and to secure his continued services through a post-retirement consulting agreement. The Mozilo Agreement provides for a fixed employment term that commenced on March 1, 2001 and ends on February 28, 2006, unless earlier terminated in accordance with the terms of the agreement. Under the Mozilo Agreement, Mr. Mozilo agrees not to resign (other than for Good Reason) during the term of the agreement. The Mozilo Agreement further provides that, upon the expiration of such term, or Mr. Mozilo’s earlier termination by the Company without cause or by Mr. Mozilo for Good Reason, Mr. Mozilo will enter into a five-year consulting agreement with the Company.

Compensation of the Chairman, Chief Executive Officer and President and the Executive Managing Director and Chief Operating Officer

      In setting Mr. Mozilo’s base salary for 2002, the Compensation Committee considered the Company’s successful diversification, the salaries of other chief executive officers in the industry and Mr. Mozilo’s individual performance and contribution to the continuing success and increased value of the Company. These same criteria were used to determine Mr. Kurland’s base salary for 2002. During 2002, the Compensation Committee increased Mr. Mozilo’s annual salary by $350,000 and Mr. Kurland’s base salary by $94,549, in accordance with the terms of their then applicable employment agreements. See “EXECUTIVE COMPENSATION — Employment Agreements.”

      In respect of Fiscal 12/31/02, Mr. Mozilo and Mr. Kurland were granted options to purchase 350,000 and 250,000 shares of Common Stock, respectively, which options are exercisable at the rate of approximately 33% on each of the first, second and third anniversaries of the grant date and expire on the tenth anniversary of the grant date. Such stock options were awarded in the discretion of the Compensation Committee, subject to the terms of the Mozilo Agreement and the Kurland Agreement.

      In respect of Fiscal 12/31/02, Mr. Mozilo and Mr. Kurland received cash bonuses in two installments (such separate installments having been necessitated by the Company’s change in fiscal year), the first of which was in respect of the two-month period ended February 28, 2002 and the second of which was in respect of the ten-month period ended December 31, 2002. Each bonus installment for both Mr. Mozilo and Mr. Kurland was calculated in a manner consistent with the terms of the officer’s applicable employment agreement. See “EXECUTIVE COMPENSATION — Employment Agreements.”

Compensation of Other Executives

      Base salaries set forth in employment agreements and incentive compensation awarded to other named executive officers (except Mr. Sambol, who was paid in accordance with the terms of the Annual Incentive Plan) were based on the recommendations of senior management consistent with the Compensation Committee’s philosophy and objectives. Consideration was given to the performance of the named executive officer in his particular area of responsibility and his contribution to the Company. An assessment of the future contributions the named executive officer is believed to be able to make to the Company is also considered. The incentive cash bonuses paid to other executive officers were approved by the Compensation Committee and were based on a plan that was approved by the Compensation Committee.

Stock Options Granted

      The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees.

      During Fiscal 12/31/02, the Compensation Committee granted options to eligible employees on or about February 12, March 19 and December 3, 2002. Executive officers participated in the February 12 and March 19, 2003 grants but did not participate in the December 3, 2002 grant. The securities underlying these options equaled 2.64% of the outstanding Common Stock of the Company at December 31, 2002. Stock options were also granted to select employees at other times during Fiscal 12/31/02. The total number of securities underlying these stock options equaled approximately .20% of the outstanding Common Stock of the Company at December 31, 2002.

New Employment Agreements

      In August 2002, the Compensation Committee began a review of Mr. Kurland’s employment agreement which was to expire on February 28, 2003. The Compensation Committee discussed a proposed agreement at its meeting on November 12, 2002 and arranged with Mercer Human Resources Consulting (“Mercer”) to assist the Compensation Committee in evaluating a new agreement for Mr. Kurland. See “EXECUTIVE COMPENSATION — Employment Agreements.” Mercer opined that the Kurland Agreement was fair and equitable for both parties involved and that it is both reasonable and consistent with market practices. Upon the recommendation of the Compensation Committee, the Kurland Agreement was approved by the Board on March 19, 2003. In addition to Mr. Kurland’s employment agreement, the employment agreements with Messrs. Sambol, Boone and Garcia were to expire on February 28, 2003. The Compensation Committee approved new employment agreements with Messrs. Sambol, Boone, Garcia and the other Senior Managing Directors of the Company. See “EXECUTIVE COMPENSATION — Employment Agreements.”

Deductibility of Compensation

      Section 162(m) of the Tax Code limits the corporate deduction for compensation paid to named executive officers to $1 million unless such compensation qualifies as “performance-based compensation.” It is the policy of the Compensation Committee to develop compensation plans that provide for the payment of compensation that is tax deductible to the Company, while recognizing that the legitimate interests of the Company and its stockholders may at times be better served by compensation arrangements that are not deductible.

      It is intended that the incentive compensation arrangements for Messrs. Mozilo, Kurland and Sambol qualify as “performance-based compensation.” The Compensation Committee recognizes that payments of base salary to Mr. Mozilo will not be deductible to the extent they exceed $1 million but considers this additional amount not to be significant to the Company. With respect to Mr. Kurland and Mr. Sambol, base salary in excess of $1 million that would not be deductible to the Company will be deferred until such time as Mr. Kurland or Mr. Sambol, as the case may be, is no longer employed by the Company. In addition, the Company’s stock option plans, as previously approved by stockholders, meet the requirements for deductibility.

The Compensation Committee

Harley W. Snyder, Chairperson
Robert J. Donato
Michael E. Dougherty
Oscar P. Robertson

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of Messrs. Snyder (Chairperson), Donato and Dougherty. During Fiscal 12/31/02, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. Also, during that fiscal year, no executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board.

AUDIT AND ETHICS COMMITTEE REPORT

      The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such report by reference therein.

      The Audit and Ethics Committee currently consists of four members of the Board, each of whom is independent of the Company and its management, as defined by the Sarbanes-Oxley Act of 2002 (the “Act”), the rules promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange listing standards. The Audit and Ethics Committee operates under a written charter adopted by the Company’s Board. The charter specifies the scope of the Audit and Ethics Committee’s responsibilities and how it is to carry out those responsibilities. A copy of the charter, as amended on March 19, 2003, is attached as Appendix A.

      The Audit and Ethics Committee has reviewed and discussed the Company’s audited financial statements for Fiscal 12/31/02 with management and with Grant Thornton LLP (“Grant Thornton”), the Company’s independent public accountants. The Audit and Ethics Committee also has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). In addition, the Audit and Ethics Committee has received from Grant Thornton the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton its independence from the Company. The Audit and Ethics Committee also has considered whether the provision by Grant Thornton of non-audit services to the Company is compatible with the independence of Grant Thornton.

      Based on the review and discussions referred to above, the Audit and Ethics Committee recommended to the Board that audited financial statements for Fiscal 12/31/02 be included in the Company’s Annual Report on Form 10-K for the same period to be filed with the SEC and retained Grant Thornton as the Company’s independent public accountants for the fiscal year ending 12/31/03.

The Audit and Ethics Committee

Michael E. Dougherty, Chairperson
Henry G. Cisneros
Robert J. Donato
Gwendolyn S. King

Audit Fees

      The aggregate fees billed to the Company by Grant Thornton for professional services rendered for the audit of the Company’s annual financial statements for Fiscal 12/31/02 and the reviews of the financial statements included in the Company’s quarterly reports on form 10-Q for Fiscal 12/31/02 were $1,265,775.

Financial Information Systems Design and Implementation Fees

      There were no fees billed by Grant Thornton for professional services rendered for information technology services relating to financial information systems design and implementation for Fiscal 12/31/02.

All Other Fees

      The aggregate fees billed by Grant Thornton for services rendered to the Company during Fiscal 12/31/02, excluding fees for those services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” were $1,790,600. These fees covered a variety of additional services rendered by Grant Thornton, including a tax credit review, accounting research, employee benefit audits, agreed upon procedures pertaining primarily to pooling and servicing agreements, consulting work for Treasury Bank, N.A. and meetings with the Federal Reserve Board, opinions and comfort letters issued in connection with SEC filings and loan securitizations and analysis in creating new and revising existing incentive compensation programs for the Consumer Markets Division of the Company’s principal operating subsidiary, Countrywide Home Loans, Inc.

      A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

      The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1997 in each of the Company, the S&P 500 Index and the S&P Financial Index. The results and comparisons shown in the graph below are based upon historical data and are not indicative of, nor intended to forecast future performance of, the Company’s Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG COUNTRYWIDE FINANCIAL CORPORATION, THE S&P 500 INDEX
AND THE S&P FINANCIAL INDEX

Total Return Analysis

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002

Countrywide Financial Corporation	$100.00	$117.88	$59.87	$120.70	$99.12	$126.41
S&P 500 Index	$100.00	$128.52	$155.51	$141.34	$123.69	$96.33
S&P Financial Index	$100.00	$110.31	$113.65	$141.57	$127.10	$108.42

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

CERTAIN TRANSACTIONS

      During Fiscal 12/31/02, Mr. Garcia had seven loans outstanding under a plan maintained by the Company, which plan was ratified and approved by the stockholders, to facilitate the exercise of stock options (the “Financing Plan”). His highest aggregate indebtedness to the Company during Fiscal 12/31/02 was $274,293.17. The seven loans bore interest rates of 5.50%, 5.54%, 5.54%, 3.25%, 5.00%, 5.50% and 5.67%, respectively. Mr. Garcia repaid three of the loans on January 2, 2002 and one of the loans on April 15, 2002. As of December 31, 2002, the total amount outstanding was $122,148.35.

      Mr. Heller is Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in Fiscal 12/31/02, and the Company has retained, or otherwise expects to retain, the services of this firm in the fiscal year ending December 31, 2003. Mr. Heller does not receive any compensation in connection with this retention.

      During Fiscal 12/31/02, one or more of the Company’s mortgage lending subsidiaries made, in the ordinary course of business, mortgage loans and/or home equity lines of credit to directors and executive officers and their immediate families. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons, and they did not involve more than the normal risk of collectibility or present other unfavorable features. Generally, the Company sells these mortgage loans and/or home equity lines of credit, soon after origination, into the secondary market in its ordinary course of business. Prior to the enactment of the Sarbanes-Oxley Act of 2002, directors and executive officers were eligible to participate in a broad-based employee discount program pursuant to which they may have received reductions in discount points payable in connection with the Company’s origination of their mortgage loans. Directors and executive officers are no longer entitled to participate in this employee discount program.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE

COUNTRYWIDE FINANCIAL CORPORATION
2000 EQUITY INCENTIVE PLAN

      At the Meeting, stockholders will be asked to approve an amendment to the Countrywide Financial Corporation 2000 Equity Incentive Plan (the “Plan”). The Plan was adopted by the Board of Directors on May 10, 2000, and approved by the Company’s stockholders on July 12, 2000.

Proposed Amendment

      On March 19, 2003, the Board approved, subject to approval by stockholders at the Meeting, an amendment to the Plan that increases by 6,250,000 the number of shares of Common Stock (“Shares”) that may from time to time be made the subject of Options and Restricted Stock (collectively, “Awards”) thereunder. If the amendment to the Plan is approved, the maximum number of Shares that can be issued under the Plan will be increased from 10,500,000 to 16,750,000. The number of Shares subject to the Plan and to outstanding Awards under the Plan will be appropriately adjusted upon a Fundamental Change. The aggregate number of Shares subject to Restricted Stock under the Plan shall not exceed 1,000,000, and the aggregate number of Shares subject to Options granted under the Plan during any calendar year to any one Eligible Person shall not exceed 3,000,000.

      One of the Company’s principal methods to attract and retain key employees and directors is the grant of Awards. The Company believes that it is in the best interest of the Company to increase the maximum number of Shares that may be made subject to Awards under the Plan in order to (i) continue to attract and retain key employees and directors; (ii) provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitability of the Company; and (iii) remain at a competitive advantage with other industry leaders who continue to grant such long-term incentive awards to their employees. As of December 31, 2002, there were 6,760,312 Options to purchase Shares and 36,065 Shares of Restricted Stock outstanding under the Plan, 254,856 Options had been exercised under the Plan, and 3,448,767 Shares were available for the grant of new Awards under the Plan. Of this amount, 963,935 Shares were available for the grant of Restricted Stock.

      The principal provisions of the Plan, as proposed to be amended, are summarized below.

Description of the Plan

      The following is a summary description of the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

— General

      The Plan is applicable to U.S. employees and non-employee directors of the Company and its subsidiaries and affiliates and has been adapted to allow for the grant of Awards to employees in the United Kingdom. The

Plan may be further adapted to allow for the grant of Awards to other non-U.S. employees and directors (together with Awards granted to employees in the United Kingdom, “Foreign Award Grants” below).

      The Plan authorizes the grant and issuance of Awards, including Options intended to qualify as incentive stock options (“ISO”) under Section 422 of the Tax Code. Awards granted under the Plan may, but need not, qualify for an exemption from the “short swing liability” provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 and/or qualify as “performance-based compensation” that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Tax Code.

      The preceding paragraph applies to Awards granted under the Plan to U.S. employees and non-employee directors of the Company and its subsidiaries and affiliates. With respect to Foreign Award Grants, such grants will be made in a manner consistent with the intent of the Plan and the particular laws or applicable customs or rules of the relevant jurisdiction outside of the United States (see “Foreign Award Grants” below).

— Shares Available

      The Plan will be in effect until July 11, 2010 and no Award may be granted under the Plan after that date. If the proposed amendment to the Plan is approved by the stockholders, a maximum of 16,750,000 Shares may be issued under the Plan, subject to adjustment in the event of a Fundamental Change.

— Eligibility

      Any employee of the Company or a Subsidiary, or any non-employee director of an affiliated company (“Non-employee Affiliate Director”) designated by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) as eligible to receive Awards subject to the conditions set forth in the Plan is eligible to receive a grant of an Award under the Plan (an “Eligible Person”). A “Ten-Percent Stockholder” is an Eligible Person, who, at the time an ISO is granted to him or her, owns (within the meaning of Section 422(b)(6) of the Tax Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or of a parent or a subsidiary. For purposes of the formula grant provisions under the Plan, an “Eligible Person” also includes a director of the Company who is not an employee (a “Non-employee Director”). A “Grantee” is any current or former Eligible Person to whom an Award has been granted and a “Participant” is any Grantee and any person (including any estate) to whom an Award has been assigned or transferred pursuant to the Plan.

— Administration

      Subject to the express provisions of the Plan, the Compensation Committee has broad authority to administer and interpret the Plan, including, without limitation, authority to determine who is eligible to participate in the Plan and to which of such persons to grant Awards, and when Awards are granted under the Plan, to determine the number of Shares subject to Awards, to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of documents evidencing Awards made under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Compensation Committee is comprised entirely of independent directors.

      With respect to Foreign Award Grants, the Compensation Committee has the broad authority to prescribe and amend the terms of documents evidencing such grants without the prior approval of the Board; provided that action taken pursuant to this authority is consistent with the intent of the Plan and is for the limited purpose of complying with the particular laws or applicable customs or rules of the relevant jurisdiction outside of the United States.

— Terms and Conditions of Options

      Subject to the express provisions of the Plan, the Compensation Committee has discretion to determine the vesting schedule of Options, the events causing an Option to expire, the number of Shares subject to any Option, the restrictions on transferability of an Option, and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Compensation Committee. Options granted under the Plan may be either ISOs or Options not intended to qualify as ISOs (“NQSOs”).

      The exercise price for Options may not be less than 100% of the Fair Market Value of the Company’s Common Stock on the date the Option is granted, except (i) the exercise price of an Option may be higher or lower in the case of Options granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired, and (ii) in the event an employee is required to pay or forego the receipt of any cash amount in consideration of receipt of an Option, the exercise price plus such cash amount shall equal or exceed 100% of the Fair Market Value of the Company’s Common Stock on the date the Option is granted. On April 15, 2003, the Fair Market Value of a share of Common Stock was $59.91. Without the approval of stockholders, the Company shall not reprice any Options.

      The exercise price of an Option may be paid through various means specified by the Compensation Committee including by (i) personal, certified or cashier’s check, (ii) shares of capital stock of the Company that have been held by the Participant for such period of time as the Compensation Committee may specify, (iii) other property deemed acceptable by the Compensation Committee or (iv) any combination of (i) through (iii). Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option.

      The Term of each Option granted under the Plan, including any ISOs, shall be for a period of years from the date of grant set forth in the Option Document, but in no event shall the Term of an Option extend beyond ten years from the date of grant (five years in the case of an ISO granted to a Ten-Percent Stockholder).

      Upon termination of an Optionee’s employment with the Company for any reason other than death, Disability, Cause or Retirement, the Optionee may, within three months after his or her termination, exercise those Options that were exercisable as of the date of termination.

— Non-employee Director Options

      Annually, Non-employee Directors shall automatically be granted an NQSO to purchase Shares under the Plan. The number of Shares and the purchase price shall be as provided below. The Term of this NQSO granted under the Plan shall be ten years from the date of its grant. Subject to provisions of the Plan, these NQSOs shall be fully exercisable in whole or in part at any time after one year from the date of grant; provided, however, that all such NQSOs shall be immediately exercisable in whole or part in the case of such Non-employee Director’s death. A Non-employee Director may make an election under the Plan not to receive an NQSO.

      Under the Plan, each Non-employee Director Option granted shall be in respect of a number of Shares equal to 15,000 multiplied by a fraction, the numerator of which is the earnings per share on a fully diluted basis of the Company for the fiscal year ended immediately before the date of grant of the NQSO (as reported in the audited Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC, but in no event less than zero) (the “EPS Numerator Amount”) and the denominator of which is the earnings per share on a fully diluted basis of the Company for the fiscal year immediately preceding the fiscal year in respect of which the EPS Numerator Amount is determined; provided, however, that each NQSO granted shall be in respect of a number of Shares not less than 15,000. The number 15,000 referred to in the previous sentence shall be equitably adjusted in the event of a change in capital structure of the Company.

— Terms and Conditions of Restricted Stock

      Subject to the Plan, the Compensation Committee and/or the Board may grant Shares of Restricted Stock to Eligible Persons. In connection with its granting of Shares of Restricted Stock under the Plan, the Compensation Committee has discretion to determine the restrictions on transferability of such Shares and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Compensation Committee. Unless otherwise determined by the Compensation Committee, any Share of Restricted Stock that is not issued in lieu of cash compensation will have a minimum three-

year vesting schedule. Until restrictions upon Shares of Restricted Stock have lapsed in accordance with their terms and conditions, a Grantee shall not be entitled to sell, transfer or otherwise hypothecate such Shares.

      Upon the termination of a Grantee’s employment with the Company, all Shares of Restricted Stock with restrictions that have not lapsed prior to the date of such termination shall be forfeited upon the termination date.

— Change of Control

      In connection with a Corporate Change, (i) Restrictions upon Shares of Restricted Stock shall immediately lapse, (ii) Options will become immediately and fully exercisable, and (iii) an Optionee shall be permitted to surrender for cancellation within sixty (60) days after such Corporate Change, any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any of (x) (A) in the case of an NQSO, the greater of (1) the Fair Market Value, on the date preceding the date of surrender of the Shares subject to the Option or portion thereof surrendered or (2) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or (B) in the case of an ISO, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (y) the aggregate purchase price for such Shares under the Option or portion thereof surrendered; provided however, that in the case of an Option granted within six months prior to the Corporate Change to any Optionee who may be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, such Optionee shall be entitled to surrender for cancellation his or her Option during the 60 day period commencing upon the expiration of six months from the date of grant of any such Option.

— Amendments and Termination

      The Board may amend, alter or discontinue the Plan or any document evidencing an Award made under the Plan, but no such amendment shall, without the approval of the stockholders of the Company: (i) increase the maximum number of Shares for which Awards may be granted under the Plan; (ii) reduce the price at which Awards may be granted below the price provided for in the Plan; (iii) reduce the exercise price of outstanding Options; or (iv) extend the term of the Plan. Notwithstanding the foregoing, no amendment shall be made, without the consent of the Grantee, that would impair any Option previously granted under the Plan or would deprive any Grantee of any Shares that he or she may have acquired through or as a result of the Plan. No Awards shall be granted pursuant to the Plan more than ten years after the effective date of the Plan.

— Initial Grants

      The Compensation Committee generally has full discretion to determine the timing and recipients of any grants of Awards under the Plan and the number of Shares subject to any such Awards that may be granted under the Plan, subject to certain limitations as set forth in the Plan and described herein. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group, the Non-employee Directors, the Non-employee Affiliate Directors and all other employees determined eligible under the Plan are not presently determinable.

— Foreign Award Grants

      On May 9, 2001, the Company amended the Plan to enable it to provide stock options to employees in the United Kingdom (“UK”). Accordingly, the Plan now provides for the grant of “Approved” and “Unapproved” Options to UK employees. Approved Options are approved pursuant to UK tax law and may vest no sooner than three years from the date of grant. The value of Approved Options that an employee may hold at any one time is restricted to 30,000 pounds sterling, determined as of the date of grant. Unapproved Options have no restrictions with respect to vesting nor the value of the Options held at any one time. Both Approved and Unapproved Options expire ten years from the date of grant.

— U.S. Federal Income Tax Consequences of Options

      The following discussion of the U.S. federal income tax consequences of Option grants to U.S. employees, Non-employee Directors and Non-employee Affiliate Directors under the Plan is intended to be a summary of applicable U.S. federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Plan or of Options thereunder. Further, the tax consequences under laws or applicable customs or rules of foreign jurisdictions will also differ.

      Because the U.S. federal income tax rules governing Options and related payments are complex and subject to frequent change, and they depend on the Participant’s individual circumstances, Participants are advised to consult their tax advisors prior to exercise of Options or other dispositions of stock acquired pursuant to Options.

      ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Tax Code. NQSOs need not comply with such requirements.

      An Optionee is not taxed on the grant or, except as described below, exercise of an ISO. The difference between the exercise price and the Fair Market Value of the Shares on the exercise date will, however, be a positive adjustment for purposes of the alternative minimum tax, and thus an Optionee could be subject to the alternative minimum tax as a result of the exercise of an ISO. If an Optionee holds the Shares acquired upon exercise of an ISO for at least two years following the Grant Date and at least one year following exercise, the Optionee’s gain, if any, upon a subsequent disposition of such Shares is long-term capital gain. If an Optionee disposes of Shares acquired pursuant to exercise of an ISO before satisfying the one and two year holding periods described above, the sale will constitute a disqualifying disposition and the Optionee will recognize ordinary income equal to the lesser of (i) the amount realized on disposition less the Optionee’s adjusted basis in the Shares (usually the exercise price) or (ii) the difference between the Fair Market Value of the Shares on the exercise date and the exercise price. Any balance received by the participant upon such sale or disposition in excess thereof will be treated as capital gain. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the Optionee’s disposition of the Shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the Optionee disposes of the Shares in an amount equal to the ordinary income recognized by the Optionee.

      An Optionee is not taxed on the grant of an NQSO. On exercise, however, the Optionee recognizes ordinary income equal to the difference between the Option price and the Fair Market Value of the Shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the Optionee as ordinary income. Any gain on subsequent disposition of the Shares is long-term capital gain if the Shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

      Special rules will apply in cases where a recipient of an Option pays the exercise or purchase price of the Option or applicable withholding tax obligations under the Plan by delivering previously owned Shares or by reducing the number of Shares otherwise issuable pursuant to the Option. The surrender or withholding of such Shares will in certain circumstances result in the recognition of income with respect to such Shares or a carryover basis in the Shares acquired and may constitute a disposition for purposes of applying the ISO holding periods discussed above. The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an Option and may require the Participant to pay such taxes as a condition to exercise of an Option.

      The terms of the documents pursuant to which Options are granted under the Plan may provide for accelerated vesting or payment of an Option in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the Optionee, certain amounts with respect to such Option may constitute “excess parachute payments” under the “golden parachute” provisions of the Tax Code. Pursuant to these provisions, an Optionee may be subject to a 20% excise tax on any “excess parachute payments,” and the Company would be denied any deduction with respect to such payments.

      As described above, Options granted under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Tax Code, entitling the Company to federal income tax deductions with respect to any compensation required to be taken into account under Section 162 of the Tax Code that is in excess of $1,000,000 and paid to a Covered Employee (as defined in Section 162 of the Tax Code). Compensation for any year that is attributable to an Option granted to a Covered Employee and that does not so qualify may not be deductible by the Company to the extent such compensation, when combined with other compensation paid to such employee for the year, exceeds $1,000,000.

      Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

      The Board recommends that the stockholders vote FOR this proposal.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO

COUNTRYWIDE FINANCIAL CORPORATION
GLOBAL STOCK PLAN

      At the Meeting, stockholders will be asked to approve an amendment to the Countrywide Financial Corporation Global Stock Plan (the “Stock Plan”). The Stock Plan was adopted by the Board of Directors on March 24, 1999, and approved by the Company’s stockholders on July 9, 1999.

Proposed Amendment

      On March 19, 2003, the Board approved, subject to approval by stockholders at the Meeting, an amendment to the Stock Plan that increases by 1,000,000 the number of shares of Common Stock that may periodically be purchased by eligible employees of the Company and participating subsidiaries (whether now existing or subsequently established) through their accumulated payroll deductions during offerings under the Stock Plan. If the amendment to the Stock Plan is approved, the maximum number of shares of Common Stock that can be purchased under the Stock Plan will be increased from 500,000 to 1,500,000.

      It is the intention of the Company that the Stock Plan continue to qualify as an “employee stock purchase plan” under Section 423 of the Tax Code. The Stock Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended.

Description of the Countrywide Financial Corporation Global Stock Plan

      The following is a summary description of the Stock Plan. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stock Plan.

— Administration

      The Stock Plan is administered by the Compensation Committee. The Compensation Committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Stock Plan.

— Securities Subject to the Stock Plan

      If the proposed amendment to the Stock Plan is approved by the stockholders, the number of shares of Common Stock reserved for issuance under the Stock Plan will be limited to 1,500,000. The shares of Common Stock issuable under the Stock Plan are made available from authorized but unissued shares of the Company’s Common Stock.

      In the event that any change is made to the outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure), appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Stock Plan, (ii) the maximum number and class of securities purchasable per participant during any offering, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Stock Plan or the outstanding purchase rights thereunder.

— Eligibility

      Each employee of the Company and its Participating Subsidiary Corporations is eligible to participate in the Stock Plan, provided, however, that with respect to any Offering, the Compensation Committee may exclude from participation any employee or group of employees that are permitted to be excluded from participation pursuant to Section 423 of the Tax Code and the regulations promulgated and proposed thereunder.

      In addition, no employee will be granted a purchase right under the Stock Plan (a) if, immediately after the grant, such employee, taking into account stock owned by any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Tax Code, would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (b) where such purchase right permits the employee to purchase, in any calendar year in which the purchase right is outstanding, more than $25,000 worth of stock based on the fair market value of the shares at the time such purchase right is granted. The fair market value per share of Common Stock on any particular date under the Stock Plan will be deemed to be equal to the average of the high and low sale price per share of Common Stock on such date on the New York Stock Exchange.

— Offering Periods and Purchase Rights

      Shares of Common Stock are offered from time to time under the Stock Plan through a series of offerings, each with a minimum duration of 3 months and a maximum duration of 12 months as determined by the Compensation Committee (“Offerings”). The Offerings commence as designated from time to time by the Compensation Committee. The first day of an Offering is the “Offering Commencement Date” and the last day is the “Offering Termination Date.” Each Offering Commencement Date and Offering Termination Date shall in all cases occur on a business day.

      On the Offering Commencement Date, each eligible employee who elects to participate in the Stock Plan with respect to that Offering is granted a purchase right to acquire shares of Common Stock through payroll deductions made during that Offering. The purchase date for shares of Common Stock purchased in connection with each Offering occurs on the Offering Termination Date with respect to such Offering.

— Offering Price

      The price per share of the Common Stock acquired in connection with any Offering is determined by the Compensation Committee, but shall in no event be less than 85% of the lower of (i) the fair market value per share of Common Stock on the Offering Commencement Date of that Offering; and (ii) the fair market value per share of the Common Stock on the Offering Termination Date of that Offering. On April 15, 2003, the fair market value of a share of Common Stock was $59.91. Prior to the commencement of an Offering, the Compensation Committee shall determine the amount of the price discount, if any, applicable to shares of Common Stock to be purchased on the Offering Termination Date with respect to such Offering.

— Payroll Deductions and Stock Purchases

      Each participant may authorize periodic payroll deductions in an amount not exceeding ten percent (10%) (or such other percent or fixed dollar amount as determined by the Board or Compensation Committee from time to time) of his or her gross cash wages, salary and overtime earnings, production bonus payments and compensation paid in a form other than cash (excluding discretionary bonus payments and reimbursements for out-of-pocket expenses) (“Compensation”) for each pay period during an Offering. These payroll deductions are credited to an account established and maintained for that participant during the Offering. On each Offering Termination Date, each participant’s purchase right is deemed exercised automatically. The accumulated payroll deductions of each such participant are then automatically applied to purchase the number of full shares of Common Stock that can be purchased with such payroll deductions at the Offering Price applicable to the Offering. Fractional shares of Common Stock are not issued under the Stock Plan. Unless refunded as described below, any accumulated payroll deductions that otherwise would have been used to purchase fractional shares are held (without interest) for the purchase of shares of Common Stock in the next Offering. Notwithstanding the foregoing, no participant may purchase more than 3,000 shares of Common Stock during any Offering.

      A participant may elect to reduce or increase future payroll deductions, effective as of the following Offering Commencement Date. Following the Company’s timely receipt of the change form or such earlier date as the Compensation Committee shall determine, the effective date of any such reduction or increase is the first day of the next Offering.

— Termination of Participation/ Withdrawal

      A participant may withdraw from the Stock Plan at any time by giving written notice to the Plan Representative. After such written notice is processed, no further payroll deductions are made from the participant’s Compensation during the applicable Offering or thereafter, unless and until such participant elects to resume participation in the Stock Plan for a future Offering. The participant’s payroll deductions accumulated prior to the processing of such notice are then refunded (without interest) to the participant as soon as reasonably practicable. A participant’s withdrawal from any Offering will not have any effect upon such participant’s eligibility to participate in any future Offering.

      A participant’s participation in the Stock Plan terminates immediately upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions accumulated prior to such cessation of employment or loss of eligibility are then refunded (without interest) to such participant (or, in the event of the participant’s death, such participant’s designated beneficiary) and will not be applied to the purchase of shares of Common Stock.

— Stockholder Rights

      A participant in the Stock Plan is not entitled to any stockholder rights with respect to the shares of Common Stock to be purchased through the exercise of his or her purchase right unless and until (a) such purchase right has been exercised, (b) the Company shall have issued and delivered the shares of Common Stock to such participant, and (c) the participant’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the participant shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

— Resale Restrictions

      The shares of Common Stock issued under the Stock Plan may contain such restrictions, terms and conditions as either the Board or Compensation Committee may, in its discretion, determine. In addition, either the Board or the Compensation Committee may, in its discretion, require that an appropriate legend be placed on the stock certificates evidencing such shares of Common Stock.

— Assignability

      No participant in the Stock Plan may assign, transfer, pledge or otherwise dispose of such participant’s purchase rights or the accumulated payroll deductions credited to such participant’s account, other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Stock Plan.

— Change in Control

      In the event of a Change in Control, the Offering Termination Date with respect to the Offering during which the Change in Control would otherwise occur will be accelerated to the last payday immediately preceding the Change in Control, and all participants shall be deemed to automatically exercise any outstanding purchase rights on such accelerated Offering Termination Date.

— Amendment and Termination

      The Board shall have complete power and authority to terminate or amend the Stock Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company, alter (i) the aggregate number of shares of Common Stock that may be issued under the Stock Plan (except in the event of a Change in Capitalization), or (ii) the class of employees eligible to receive purchase rights under the Stock Plan; and provided further, that no termination, modification, or amendment of the Stock Plan may, without the consent of a participant then having a purchase right under the Stock Plan to purchase shares of Common Stock, adversely affect the rights of such participant under such purchase right. Notwithstanding the foregoing, the Company shall not be prohibited from terminating the Stock Plan at any time (including during an Offering) and applying the accumulated payroll deductions for participants in the Stock Plan to purchase shares of Common Stock on the termination date of the Stock Plan as if such date were an Offering Termination Date. Any cash balance remaining after the purchase of full shares of Common Stock in such Offering shall be refunded (without interest) to such participant as soon as reasonably practicable thereafter.

— U.S. Federal Income Tax Consequences

      The Stock Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Tax Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of a purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares of Common Stock acquired under the Stock Plan.

      If the participant sells or otherwise disposes of the purchased shares of Common Stock within two years after the grant date of the purchase right with respect to which such shares were acquired or within one year after the date on which such shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of Common Stock on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. Any balance received by the participant upon such sale or disposition in excess of such fair market value will be treated as capital gain. If a participant sells or otherwise disposes of the purchased shares of Common Stock within either such period at a price which is less than the fair market value of those shares at the date of purchase, then the participant will have a capital loss equal to the amount by which the purchase date fair market value exceeds the sale price.

      If the participant sells or disposes of the purchased shares of Common Stock more than two years after the grant date of the purchase right with respect to which such shares were acquired and more than one year after the date on which such shares were originally acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares of Common Stock on the sale or disposition date exceeded the purchase price paid for those shares, and (ii) the amount by which the fair market value of the shares of Common Stock on the purchase date exceeded the purchase price paid for those shares. Any additional gain or loss upon the disposition will be treated as a long-term capital gain or loss, as applicable, and the Company will not be entitled to an income tax deduction with respect to any such disposition.

      The foregoing general description of U.S. federal income tax consequences is based upon U.S. federal income tax laws in effect on the date of this proxy statement. This description does not purport to be complete, and does not discuss foreign, state or local income tax consequences.

— Save As You Earn (UK)

      The Stock Plan was amended in 2002 to include a “Save As You Earn” component for the Company’s United Kingdom employees (“Sharesave”). In connection with this amendment, the name of the Stock Plan was changed from the Countrywide Financial Corporation Employee Stock Purchase Plan to the Countrywide

Financial Corporation Global Stock Plan. Under the Stock Plan’s Sharesave component, UK employees are invited each year to participate in a contract that allows them to save up to £250 per month in connection with the purchase of shares of the Company’s Common Stock by purchasing such shares at a set price for a period of either three years or five years, as elected by the individual employee. At the end of the three year or five year period, the administrator, Lloyds TSB Bank plc, will contribute a tax free bonus of 1.8 monthly contributions per three year contract and 5.7 monthly contributions per five-year contract. At the end of the applicable contract period, the employee can then purchase that number of the Company’s shares of Common Stock equal to the value of the contract divided by 85% of the fair market value of a share of the Company’s Common Stock on the first day of the contract period. Alternatively, participants are entitled to receive the cash value of the contract, including the tax-free bonus, in lieu of purchasing shares.

— Plan Benefits

      Because the benefits under the Stock Plan will depend on employees’ elections to participate and the fair market value of Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Stock Plan.

      Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

      The Board recommends that the stockholders vote FOR this proposal.

PROPOSAL FOUR

APPROVAL OF AMENDMENT TO THE ANNUAL INCENTIVE PLAN

      At the Meeting, stockholders will be asked to approve an amendment to the Countrywide Financial Corporation Annual Incentive Plan, which was originally approved by stockholders in 1996 and re-approved in 2001. On February 12, 2003, the Board approved, subject to stockholder approval, an amendment to the Annual Incentive Plan that would increase the maximum amount payable to a participant under the plan for any fiscal year to $8 million. Stockholder approval of this amendment is required in order for any such additional amount paid under the Annual Incentive Plan not to be subject to the deduction limitation of Section 162(m) of the Tax Code and related regulations.

      The purposes of the Annual Incentive Plan are to promote the profitability of the Company, to provide officers with an opportunity to receive incentive compensation based upon that profitability and to attract, retain and motivate such individuals. The Annual Incentive Plan has also been designed to preserve the tax deductibility of payments made pursuant to the plan. Under the Tax Code, publicly traded corporations cannot deduct, for federal income tax purposes, compensation paid to named executive officers to the extent that payments to any such employee for any year exceed $1 million, unless the payments qualify for an exception to the deductibility limit. One such exception is compensation paid under a performance-based compensation plan that has been approved by stockholders. The Company intends to administer the Annual Incentive Plan, as proposed to be amended, so that awards thereunder will qualify as performance-based compensation under Section 162(m) of the Tax Code.

      The Annual Incentive Plan is administered by the Compensation Committee, which has sole authority to make rules and regulations for the administration of the plan and to interpret the provisions of the plan. The Compensation Committee also has authority to terminate or amend the Annual Incentive Plan provided that no such action will adversely affect the rights of participants. All decisions of the Compensation Committee with respect to the Annual Incentive Plan are final and binding.

      Within 90 days of the commencement of each fiscal year, the Compensation Committee will (i) select participants for the respective fiscal year from among the officers of the Company and (ii) establish for each participant target awards, performance goals and weightings with respect to one or more performance criteria. A participant’s target award, performance goal and weightings may not be modified after the first 90 days of the fiscal year with respect to which they apply. However, the Annual Incentive Plan provides the

Compensation Committee with discretion to provide prorated awards to any individual who, due to hiring, promotion or demotion after the commencement of a fiscal year, the Compensation Committee determines should be eligible to participate or should cease to be eligible to participate in the Annual Incentive Plan for such fiscal year. All officers of the Company are currently eligible for awards under the Annual Incentive Plan; however, Messrs. Kurland and Sambol will be the only participating executive officers for the fiscal year ending December 31, 2003.

      The actual award payable to a participant for any fiscal year is determined by the Compensation Committee based on (i) the participant’s target award; (ii) the extent to which the performance goals have been achieved and (iii) the weightings established with respect to the applicable performance criteria. A participant’s performance goals may be established with respect to one or more of the following performance criteria: Net Income; Return on Equity; Return on Assets; Earnings per Share; EBIT (i.e., net income before interest and taxes); and Total Stockholder Return (each as defined in the Annual Incentive Plan). The performance goals for a participant may be stated in either absolute terms or as compared to one or more companies or indices. All awards granted pursuant to the Annual Incentive Plan are to be paid in cash as soon as practicable after the end of the fiscal year, unless deferred to the extent permitted by the Compensation Committee.

      In general, the Annual Incentive Plan requires a participant to be employed by the Company on the last day of a fiscal year to receive an award in respect of that year. However, the Annual Incentive Plan provides that if a participant’s employment with the Company terminates due to death or disability, the participant or his or her beneficiary will be paid a prorated award for the fiscal year in which such termination occurs. If a participant’s employment with the Company is terminated for Cause (as defined in the Annual Incentive Plan) following the end of a fiscal year, the participant forfeits all rights under the Annual Incentive Plan, including the right to an award in respect of such fiscal year.

      Awards under the Annual Incentive Plan may not be assigned or transferred by a participant other than by will or by laws of descent and distribution; and during his or her lifetime, awards will be payable solely to such participant. The Annual Incentive Plan is unfunded and does not create any right in participants to continued employment with the Company.

      The amount of annual incentive compensation to be paid in the future to the Company’s current or future officers under the Annual Incentive Plan cannot be determined at this time since actual amounts will depend on who participates in the Annual Incentive Plan, on actual performance measured against the attainment of pre-established performance goals and on the Compensation Committee’s discretion to reduce such amounts. During Fiscal 12/31/02, Messrs. Kurland and Sambol were the only participating executive officers under the Annual Incentive Plan and were awarded $3,331,040 and $2,220,693, respectively, pursuant to the plan.

      If the amendment to the Annual Incentive Plan is not approved by stockholders at the Meeting, it may be necessary to adopt an additional form of annual incentive compensation plan or arrangement in order for the Company to continue to attract and retain talented executives. Any annual incentive compensation paid under such other plan or arrangement would not qualify for the exclusion from the $1 million compensation limit for qualified performance-based compensation under Section 162(m) of the Tax Code. Accordingly, the compensation paid pursuant to another plan or arrangement may not be fully tax deductible.

      Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

      The Board recommends that the stockholders vote FOR this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to report their ownership of and transactions in the Company’s Common Stock to the SEC and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during Fiscal 12/31/02 or any prior fiscal year. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied, except as follows. Ben M. Enis, a director, did not timely report on Form 4 a transaction relating to his sale, on March 2, 2000, of 6,325 shares of the Company’s Common Stock at a sale price of $23.63 per share. Mr. Enis subsequently reported the transaction on an amendment to Form 4, filed on April 18, 2003. Harley W. Snyder, a director, did not timely report on Form 4 a transaction relating to his purchase, on October 18, 2000, of 132 shares of the Company’s Common Stock at a purchase price of $34.68 per share. Mr. Snyder subsequently reported the transaction on Form 5, filed on February 13, 2003. The failure to timely file such reports was solely due to inadvertent errors of the Company and not the reporting persons.

ANNUAL REPORT AND FORM 10-K

      The Annual Report to Stockholders, containing the consolidated financial statements of the Company for Fiscal 12/31/02, accompanies this Proxy Statement and is incorporated herein by this reference.

      Stockholders may obtain without charge a copy of the Company’s Annual Report on Form 10-K for Fiscal 12/31/02, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Investor Relations, Countrywide Financial Corporation, 4500 Park Granada, MSN CH-19, Calabasas, California 91302-1613, (818) 225-3550. The Company’s Form 10-K is also available online at the Company’s website, www.countrywide.com. A list of exhibits is included in the Form 10-K and exhibits are available from the Company upon the payment to the Company of the cost of furnishing them.

STOCKHOLDER PROPOSALS

      Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the 2004 Annual Meeting of Stockholders must be received by the Company no later than December 26, 2003. Any other proposal that a stockholder wishes to bring before the 2004 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 26, 2003. All proposals must comply with the applicable requirements or conditions established by the SEC and Article II, Section 13 of the Company’s Bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 4500 Park Granada, MSN CH-11A, Calabasas, California 91302. The persons designated as proxies by the Company in connection with the 2004 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

      The Board knows of no matters other than those listed in the attached Notice of Annual Meeting that are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

SANDOR E. SAMUELS
Secretary

April 25, 2003

APPENDIX A

COUNTRYWIDE FINANCIAL CORPORATION

AUDIT AND ETHICS COMMITTEE CHARTER
(as amended and restated March 19, 2003)

PURPOSE:

      The primary function of the Audit and Ethics Committee (the “Audit Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities to oversee (a) the financial and other information reporting processes of the Company; (b) the independent auditor’s selection, qualifications, performance and independence; (c) the performance of the Company’s internal audit function and the Company’s system of internal controls; and (d) the Company’s audit, compliance, ethics and accounting processes generally.

      The Audit Committee also has an oversight function with respect to financial and accounting matters and internal controls. It is, however, the responsibility of the Company’s management team to prepare the Company’s financial statements, establish systems of internal control, maintain financial records and monitor the same. Consequently, in carrying out its functions, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent accountants’ work.

      In carrying out these functions, the Audit Committee shall seek to serve as an independent and objective monitor of the performance of the Company’s financial reporting process and system of internal controls.

ORGANIZATION:

      The Audit Committee shall consist of at least three and no more than five Directors appointed by the Board of Directors, including a Chairperson. Each member of the Audit Committee shall be a person who has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and who, other than in his or her capacity as a member of the Board or any Board committee (i) does not accept any consulting, advisory or other compensatory fee from the Company, and (ii) is not an affiliated person of the Company or any subsidiary thereof. Further, at least one member of the Audit Committee shall be a “financial expert” (as such term is defined by the SEC and in the Company’s Corporate Governance Guidelines). Members of the Audit Committee shall be designated annually by majority vote of the Board of Directors at the organizational meeting of the Board of Directors held in connection with the annual meeting of stockholders. Each member of the Audit Committee shall serve as such until such member resigns or ceases to be a Director of the Company or such member’s successor shall be appointed by the Board of Directors.

MEETINGS:

      The Audit Committee shall meet at least quarterly, or more frequently as circumstances may in its judgment warrant. The Chairman of the Audit Committee shall report to the Board of Directors after each Audit Committee meeting regarding substantive actions taken by the Audit Committee.

      The Audit Committee shall have direct access to any officer or employee of the Company, including the Chief Executive Officer (the “CEO”), the Chief Operating Officer, the Chief Financial Officer (the “CFO”), the Chief Legal Officer, the Corporate Secretary, the Chief Compliance Officer, the Managing Director, Enterprise Risk Assessment, and the Managing Director, Internal Audit, and shall also have direct access to the Company’s independent certified public accountants (“independent accountants”), which shall report directly to the Audit Committee. The Audit Committee shall have the authority to engage, at the expense of the Company, outside independent counsel, and such other outside experts or advisers and/or other persons, including experts in particular areas of accounting, as the Audit Committee determines to be necessary or appropriate to perform its functions and carry out its duties as set forth in this Charter.

RESPONSIBILITIES AND DUTIES:

      The Audit Committee shall undertake the following functions in carrying out its oversight responsibilities. These functions are set forth with the understanding that the Audit Committee may undertake additional functions as appropriate in its judgment (whether or not expressly stated) given the circumstances prevailing from time to time.

Financial Statement and Disclosure Matters

1.	Meet with the independent accountants and a representative of management at least annually to review (a) the scope of the annual audit (inclusions, exclusions and materiality guidelines); (b) implementation of the audit procedures; and (c) questions as to the choice of acceptable accounting principles to be applied and their impact on the Company’s financial statements.

2.	Review with the CFO and the independent accountants, at the completion of the annual audit of the Company’s consolidated financial statements but prior to filing, and communicate to the Board the conclusions drawn by the Audit Committee from such review, the following information included in the Annual Report on Form 10-K: (a) the Company’s annual consolidated financial statements and related footnotes; (b) the independent accountants’ audit of the consolidated financial statements and their report; (c) any significant changes required in the independent accountants’ examination plan; (d) any serious difficulties or disputes with management encountered during the course of the audit that, if not satisfactorily resolved, would have caused them to issue a non-standard report on the Company’s financial statements; (e) Management’s Discussion and Analysis; (f) any unusual or non-recurring items; (g) the nature, substance and sufficiency of significant reserves; (h) judgments on material accounting estimates; (i) significant accounting policies, including any material changes from policies followed in prior years; and (j) other matters that the Audit Committee may deem necessary or appropriate.

3.	Based on the Committee’s review of the Company’s annual financial statements and discussions with the independent accountants and management of the Company, recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review with the independent accountants and management, prior to release or filing, the financial information contained in the Company’s quarterly earnings announcements and the results of the independent accountants’ review of Interim Financial Information pursuant to SAS 71. The Chair of the Audit Committee (together with the member designated as the Audit Committee’s financial expert, if such member is other than the Chair) may represent the entire Audit Committee for purposes of this review. The Chair of the Audit Committee will report to the Board of Directors on his/her discussions with the independent accountants regarding this review. In addition, the Audit Committee, either alone or together with the entire Board of Directors, will review with representatives of management such quarterly financial information and will be given a copy of the Company’s Quarterly Report on Form 10-Q for review and comment prior to filing.

5.	In consultation with the independent accountants, review and assess the disclosures made to the Audit Committee and the independent accountants by the CEO and CFO during their certification process for the Form 10-K and Form 10-Q about (i) all significant deficiencies in design or operation of internal controls or material weaknesses therein and (ii) any fraud involving management or other employees who have a significant role in the Company’s internal controls; and, based upon such review and the comments and suggestions of the independent accountants and management, make such recommendations to the Company’s management as the Audit Committee shall deem to be necessary or appropriate.

6.	Review with management the overall adequacy and effectiveness of the disclosure controls and procedures established by the Company to aid in its preparation of periodic reports and to allow the CEO and CFO to make the quarterly certifications required by applicable law; and, based upon such review and the comments and suggestions of management, make such recommendations to the Company’s management as the Audit Committee shall deem to be necessary or appropriate.

7.	Prepare and review the Audit and Ethics Committee Report for inclusion in the annual stockholders’ meeting proxy statement.

8.	Review with the independent accountants the items required to be communicated to the Audit Committee or the Board of Directors by generally accepted auditing standards or applicable laws, regulations or SRO rules, including those matters required to be discussed by Statement on Auditing Standards, No. 61 (Communication with Audit Committees), as the same may be modified, replaced or supplemented.

9.	In consultation with the CFO and the independent accountants, review the Company’s financial reporting policies and procedures, and based upon such review and the comments and suggestions of the independent accountants and management, make such recommendations to the Company’s management as the Audit Committee shall deem to be necessary or appropriate.

Oversight of the Company’s Relationship with the Independent Accountants

10.	Maintain responsibility for the appointment and oversight of the independent accountants, including their retention and termination, the approval of all audit engagement fees and terms, and the resolution of any disagreements between the independent accountants and management regarding financial reporting.

11.	Maintain responsibility for the payment of compensation to the independent accountants and ensure that the Company provides for appropriate funding, as determined by the Committee, for the payment of such compensation, which shall include payment for the rendering or issuing of an audit report.

12.	In connection with the Company’s annual audit, review and discuss reports from the independent accountants, and ensure the timeliness of such reports, on (i) all critical accounting policies and practices used by the Company; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, any ramifications of using such alternative treatments and the treatment “preferred” by the independent accountants; and (iii) other material written communications between the independent accountants and the Company’s management.

13.	On an annual basis, receive and review with the independent accountants a written statement delineating all relationships between the independent accountants and the Company and a written statement required by Independence Standards Board (“ISB”) Standard No. 1, as the same may be modified, replaced or supplemented; discuss with the independent accountants their independence and the objectivity of their audit, including any relationships or services that may impact the objectivity and independence of the independent accountants; and, if necessary or appropriate, recommend that the Board of Directors take appropriate action in response to the independent accountants’ report to satisfy itself of the independent accountants’ independence.

14.	In consultation with the CFO and the independent accountants, review the adequacy of the independent accountants’ staff and related matters, and based upon such review and the comments and suggestions of the independent accountants and management, make such recommendations to the Company’s management as the Audit Committee shall deem to be necessary or appropriate.

15.	Review and approve in advance the hiring by the Company of professional level members of the independent accountants who were engaged on the Company’s account within the previous five years.

16.	Review and approve in advance all audit and permitted non-audit services proposed to be provided to the Company by the independent accountants, which proposal shall be presented to the Audit Committee for approval prior to the rendering of such services, subject to the de minimis exception for non-audit services permitted under Section 10A(i)(1)(B) of the Exchange Act where such non-audit services are approved by the Committee prior to the completion of the related audit period.

Oversight of the Company’s Internal Audit and Control Function

17.	Meet annually with the Managing Director, Internal Audit regarding the Internal Audit Department’s annual audit plan; meet quarterly (or more often as the Audit Committee deems necessary or appropriate) with the Managing Director, Internal Audit regarding the results of internal audits and the Internal Audit Department’s compliance with its annual audit plan; and meet annually (or more often as the Audit Committee deems necessary or appropriate) with the Managing Director, Enterprise Risk Assessment, the Managing Director, Internal Audit and/or the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or such individuals believe should be discussed privately.

18.	In consultation with the Managing Director, Internal Audit and the independent accountants, review the overall adequacy and effectiveness of the internal audit function and the Company’s control procedures (including information technology security and control), adequacy of staff and other related matters, and based upon such review and the comments and suggestions of the independent accountants and management, make such recommendations to the Company’s management as the Audit Committee shall deem to be necessary or appropriate.

19.	Establish procedures to (i) receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and (ii) receive confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters.

20.	Review at least annually and report to the Board of Directors with respect to the Company’s results of significant examinations by the Federal Reserve Bank or other regulatory bodies.

Compliance Oversight Responsibilities

21.	Direct, when the Audit Committee deems it necessary or appropriate, the Legal Department’s, the Internal Audit Department’s and/or the independent accountants’ investigation of special areas of concern.

22.	In consultation with the Company’s Chief Legal Officer, at least annually, review legal and regulatory matters that may have a material impact on the Company, its businesses, procedures, operations, prospects, or consolidated financial statements, and related compliance policies and programs; and review with the Company’s Chief Legal Officer and/ or management the Company’s progress in evaluating such matters and establishing any necessary procedures or guidelines to ensure compliance.

23.	In consultation with the Company’s Chief Legal Officer or his designee, review all affiliated transactions between Treasury Bank, N.A. and any non-bank affiliate of the Company.

24.	Review with the Chief Compliance Officer (a) on at least an annual basis the Company’s Code of Ethics; and (b) on at least a semi-annual basis the results of any material compliance findings; review and approve any amendments to or waivers of the Company’s Code of Ethics.

25.	Meet annually (or more often as the Audit Committee deems necessary or appropriate) with the Chief Legal Officer and/ or the Chief Compliance Officer in separate executive sessions to discuss any matters that the Audit Committee or such individuals believe should be discussed privately.

26.	Obtain from management a list of all legal, accounting and consulting firms for which the Company paid annual fees in excess of $50,000 in the aggregate for each firm and review and evaluate such fees.

27.	Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Audit Committee. Review and reassess the adequacy of the Audit and Ethics Audit Committee Charter on an annual basis. The charter will be included as an appendix to the annual stockholders’ meeting proxy statement triennially or in the next annual stockholders’ meeting proxy statement after any significant amendment to the charter.

28.	Inform the Board of Directors, through minutes and special presentations as necessary, of significant developments in the course of performing the above duties.

29.	Maintain responsibility for the payment of compensation to any advisors employed by the Audit Committee and ensure that the Company provides for appropriate funding, as determined by the Audit Committee, for the payment of such compensation.

COUNTRYWIDE FINANCIAL CORPORATION	Alternate Ways to Vote Your Proxy VOTE BY TELEPHONE, INTERNET OR MAIL 24 Hours a Day - 7 Days a Week Save Your Company Money - It’s Fast and Convenient

TELEPHONE 1-866-257-2289 • Use any touch-tone telephone. • Have your Proxy Form in hand. • Enter the Control Number located in the box below. • Follow the simple recorded instructions.	OR	INTERNET https://www.proxyvotenow.com/cfc • Go to the website address listed above. • Have your Proxy Form in hand. • Enter the Control Number located in the box below. • Follow the simple instructions.	OR	MAIL • Mark, sign and date your Proxy Card. • Detach card from Proxy Form. • Return the card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
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☐	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

Unmarked proxies shall be voted FOR Proposals 1-4 unless specified to the contrary.

									FOR	AGAINST	ABSTAIN
1.	Election of Directors						2.	To amend the Company’s 2000 Equity Incentive Plan.	☐	☐	☐
	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS	☐
Nominees: 01-Jeffrey M. Cunningham, 02-Ben M. Enis, 03-Edwin Heller, 04-Gwendolyn S. King							3.	To amend the Company’s 2000 Global Stock Plan.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).
*Exceptions ______________________________________________________________________________							4.	To amend the Company’s Annual Incentive Plan.	☐	☐	☐

							In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

S C A N L I N E

NOTE: Please date and sign exactly as the name appears on this proxy. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees, etc. should give full title as such.

Date	Share Owner sign here	Co-Owner sign here

COUNTRYWIDE FINANCIAL CORPORATION
P   R   O   X   Y
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2003

     The undersigned hereby appoints Angelo R. Mozilo and Stanford L. Kurland, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held in the Learning Center Auditorium at the Company’s corporate headquarters, located at 4500 Park Granada, Calabasas, California, on June 11, 2003 at 10:00 a.m. and any adjournments thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement dated April 25, 2003 is hereby acknowledged.

(continued and to be signed on reverse side.)

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To include any comments, please mark this box.	☐

I PLAN TO ATTEND MEETING.	☐